Exhibit 10.183

.

REORGANIZATION AGREEMENT

among

GENERAL COMMUNICATION, INC.,

ALASKA DIGITEL, LLC,

THE MEMBERS OF ALASKA DIGITEL, LLC,

AKD HOLDINGS, LLC

and

THE MEMBERS OF DENALI PCS, LLC

Dated as of June 16, 2006

TABLE OF CONTENTS

SECTION 1 DEFINITIONS
SECTION 2 TERMS OF THE REORGANIZATION
2.1.             Purchase of Denali.
2.2.             Contribution to Parent; Conversion to Units.
2.3.             Contributions by GCI.
2.4.             Purchase and Redemption of Units.
2.5.             Management Agreement; Profits Interest.
2.6.             Operating Agreement.
2.7.             Closing.

SECTION 3 REPRESENTATIONS AND WARRANTIES OF AKD, PARENT  AND THE AKD MEMBERS
3.1.             Organization; Standing and Capitalization
3.2.             The Transaction Agreements.
3.3.             AKD Business Assets.
3.4.             Financial Matters.
3.5.             Operational Matters.
3.6.             Employee Matters.
3.7.             Environmental Matters.
3.8.             Communications Regulatory Matters.
3.9.             Transactional Matters.

SECTION 4 REPRESENTATIONS AND WARRANTIES OF THE DENALI MEMBERS
4.1.             Organization and Standing; Capitalization.
4.2.             The Transaction Agreements.
4.3.             No Assets.
4.4.             Financial Matters.
4.5.             Operational Matters.
4.6.             Employee Matters.
4.7.             Environmental Matters.
4.8.             Communications Regulatory Matters.
4.9.             Transactional Matters.

SECTION 5 REPRESENTATIONS AND WARRANTIES OF GCI
5.1.             Organization and Standing.
5.2.             Execution and Validity of Agreements.
5.3.             No Violation or Approval.
5.4.             Brokers, Finders, etc.
5.5.             No Oral Warranties.

SECTION 6 COVENANTS
6.1.             Exclusivity; Acquisition Proposals.
6.2.             Notices and Consents.
6.3.             Preparation for Closing.
6.4.             Notification of Certain Matters.
6.5.             Other Limitations on Conduct of AKD’s and Properties’ Businesses.
6.6.             Other Limitations on Conduct of Denali’s Business.
6.7.             Access to Information.
6.8.             Cooperation.
6.9.             Announcements.
6.10.             Use of Proceeds of Interim Capital Loans.

SECTION 7 CLOSING DELIVERIES
7.1.             Of AKD, Parent and the AKD Members.
7.2.             Of the Denali Members.
7.3.             Of GCI.

SECTION 8 CONDITIONS PRECEDENT
8.1.             Conditions to Obligations of AKD, Parent, the AKD Members and the Denali Members
8.2.             Conditions to Obligations of GCI.
8.3.             Conditions to the Obligations of Each Party.
SECTION 9 POST-CLOSING COVENANTS
9.1.             Further Assurances.
9.2.             Announcements.

SECTION 10 INDEMNIFICATION
10.1.             Indemnification by AKD, Parent and the AKD Members.
10.2.             Indemnification by the Denali Members.
10.3.             Indemnification by GCI.
10.4.             Survival; Time Limits for Indemnification.
10.5.             Basket and Cap.
10.6.             Defense of Claims.

SECTION 11 TERMINATION
11.1.             Right to Terminate.
11.2.             Effect of Termination.
11.3.             Specific Performance.

SECTION 12 MISCELLANEOUS
12.1.             Arbitration.
12.2.             Governing Law.
12.3.             Notices.
12.4.             Entire Agreement, Assignability, Etc.
12.5.             Counterparts.
12.6.             Representations as to Knowledge.
12.7.             Headings, Terms.
12.8.             Amendments.
12.9.             Waivers.
12.10.             Severability.
12.11.             Remedies Cumulative.
12.12.             Expenses.
12.13.             Construction.
12.14.             AKD Members’ Agent and Denali Members’ Agent.
12.15.             Incorporation of Exhibits.
12.16.             No Tax Advice.

EXHIBITS

A           -           Management Agreement
B           -           Operating Agreement
C           -           Opinion Items for Opinion of The Bogatin Law Firm, PLC
D           -           Opinion Items for Opinion of Lukas, Nace, Gutierrez & Sachs, Chartered
E           -           Non-Competition Agreement

SCHEDULES

1.1              -           AKD Interest-Bearing Obligations
2.3.2           -           Examples of Closing Adjustments
2.3.3           -           Examples of Post-Closing Adjustments
4                -           AKD Disclosure Schedule
5                -           Denali Disclosure Schedule
7.1(n)         -           Persons to Execute Non-Competition Agreements

THIS REORGANIZATION AGREEMENT (this “Agreement”) is made as of June 16, 2006, among General Communication, Inc., an Alaska corporation (“GCI”), Alaska DigiTel, LLC, an Alaska limited liability company (“AKD”), PacifiCom Holdings, L.L.C., a Delaware limited liability company (“Pacificom”), Red River Wireless, LLC, a Delaware limited liability company (“Red River” and, together with Pacificom, individually and collectively the “Denali Members”), Graystone Holdings, LLC, an Alaska limited liability company (“Graystone” and, together with Pacificom and Red River, individually and collectively, the “AKD Members”), and AKD Holdings, LLC, a Delaware limited liability company (“Parent”).

Recitals

A.           AKD operates a wireless telecommunications business within the State of Alaska.

B.           Denali PCS, LLC, an Alaska limited liability company (“Denali”), holds licenses for certain spectrum capacity.

C.           GCI desires to purchase all of the outstanding Denali Interests (as defined below) from the Denali Members and contribute cash and the Denali Interests to AKD in exchange for AKD Common Units (as defined below) and to purchase additional AKD Common Units from AKD all in accordance with the terms and conditions of this Agreement.

Agreement

Accordingly, in consideration of the mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

SECTION 1

DEFINITIONS

As used in this Agreement, the following terms have the indicated meanings:

“Accountants” has the meaning given in Section 2.3.2.

“Acquisition Transaction” has the meaning given in Section 6.1.

“Adverse Consequences” means all actions, suits, proceedings, investigations, complaints, claims, demands, orders, decrees, rulings, injunctions, judgments, directives, notices of violation, Liabilities, liens, losses (including loss of value), damages, penalties, fines, settlements, costs, remediation costs, expenses and fees (including court costs and reasonable fees and expenses of counsel and other experts), plus interest at a rate equal to two percentage points above the prime rate quoted by AKD’s principal lender from time to time accrued from the date any Adverse Consequence becomes a liability of or is otherwise recognized by the party suffering the Adverse Consequence as determined in accordance with GAAP.  As used in this Agreement, Adverse Consequences are not limited to matters asserted by third parties, but include Adverse Consequences incurred or sustained by a Party hereto other than as a result of claims by third persons.

“Affiliate” means, as to any Person, another Person that controls, is controlled by or is under common control with any Person and, as to any natural Person, any relative by blood, marriage or adoption.  For that purpose, “control” means the power, directly or indirectly, by stock ownership, contract, family relationship, employment, position or otherwise, to significantly influence the business decisions of another Person.

“Agreement” has the meaning given in the Preamble.

“AKD” has the meaning given in the Preamble.

“AKD Balance Sheet Date” has the meaning given in Section 3.4.1.

“AKD Business Assets” means all assets and properties of AKD, whether real or personal, tangible or intangible, including, without limitation, (a) the AKD Licenses, (b) all furniture, office equipment, other equipment, automobiles and other tangible personal property listed in Schedule 3.3.1, (c) all of AKD’s rights under the AKD Contracts, (d) all inventory, fixed assets and leasehold improvements, (e) all notes and accounts receivable of AKD, (f) all customer deposits, advance payments, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund, (g) all claims, rights and causes in action against third parties and all rights to insurance proceeds relating to any damage, destruction or impairment of the AKD Business Assets, (h) all Intellectual Property of AKD, including without limitation, those items listed in Schedule 3.3.5, (i) all books of account and all customer and supplier lists and other records related to AKD’s business, (j) all goodwill associated with the AKD Business Assets and (k) all of AKD’s right, title and ownership interest in Properties.

“AKD Common Unit” means a Common Unit (as defined in the Operating Agreement) of membership interest in AKD.

 “AKD Contracts” has the meaning given in Section 3.5.3.

“AKD Disclosure Schedule” means the schedule delivered by AKD to GCI and attached to this Agreement setting forth exceptions to the representations and warranties of AKD and the AKD Members in this Agreement.

“AKD Financial Statements” has the meaning given in Section 3.4.1.

“AKD Group” means AKD and its Subsidiaries.

“AKD Interest-Bearing Obligations” means the interest-bearing obligations of  the AKD Group, including, without limitation, those obligations which are listed on Schedule 1.1 and are reflected on the Closing Adjustment Schedule.

“AKD Licenses” has the meaning given in Section 3.8.1.

“AKD Members” has the meaning given in the Preamble.

“AKD Members’ Agent” has the meaning given in Section 12.14.

“AKD Net Asset Value” has the meaning given in Section 2.3.1.

“AKD Net Working Capital” means the excess of the accounts receivable and other current assets over the accounts payable, accrued expenses, property taxes and other current liabilities of the AKD Group (other than the current portion of any AKD Interest Bearing Obligation), in each case, as reflected on the Closing Adjustment Schedule.

“AKD Plans” has the meaning given in Section 3.6.1.

 “AKD Profits Interest Unit” means a Profits Interest Unit (as defined in the Operating Agreement) of membership interest in AKD.

“AKD Redemption Price” has the meaning given in Section 2.4.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Anchorage, Alaska are required or authorized to be closed.

“Capitalized Refinancing Costs” means the fees, expenses and costs incurred by AKD to consummate one or more credit facilities the proceeds of which will be used to fully pay the obligations of AKD to CoBank, ACB, but only to the extent that such fees, expenses and costs are approved by GCI, which approval shall not be unreasonably withheld or delayed.

“Claim” has the meaning given in Section 10.6.

“Closing” has the meaning given in Section 2.7.

“Closing Adjustment Schedule” has the meaning given in Section 2.3.2.

“Closing Date” has the meaning given in Section 2.7.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Communications Laws” means the Communications Act and the rules, regulations, published policies, published decisions, published orders, published rulings, and published notices of the FCC promulgated thereunder.

“Contract” means any contract, agreement, deed, mortgage, lease (whether or not capitalized), license, instrument, commitment, sales order, purchase order, quotation, bid, undertaking, arrangement or understanding, whether written or oral.

“Denali” has the meaning given in Recital B.

“Denali Balance Sheet Date” has the meaning given in Section 4.4.1.

“Denali Contracts” has the meaning given in Section 4.5.3.

“Denali Disclosure Schedule” means the schedule delivered by the Denali Members to GCI and attached to this Agreement setting forth exceptions to the representations and warranties of the Denali Members in this Agreement.

“Denali Financial Statements” has the meaning given in Section 4.4.1.

“Denali Interest” means a membership interest in Denali.

“Denali Licenses” has the meaning given in Section 4.8.1.

“Denali Members” has the meaning given in the Preamble.

“Disagreement” has the meaning given in Section 2.3.2.

“Disputing Party” has the meaning given in Section 12.1.

“Encumbrance” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, any right to possession or use, any option or other right to acquire title to or the right to possession or use, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any asset, capital stock, property or property interest.

“Environmental Law” means all present and future statutes, ordinances, codes, common law principles, rules, regulations, orders, decrees, standards, procedures, permit or license requirements or other requirements of any governmental authority relating to land use, public health, safety, welfare or the environment, including, without limitation, the Resource Conservation and Recovery Act, as amended, and the Comprehensive Environmental Response, Compensation, and Liability Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the regulations and orders promulgated thereunder.

“FCC” means the Federal Communications Commission.

“FCC Rules” means the rules, regulations, policies, instructions and orders of the FCC.

“Final Order” means any action or decision of the FCC as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed without the filing of any such request, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“Fire Lake” means Fire Lake Partners, L.L.C., an Alaska limited liability company.

“GAAP” means accounting principles generally accepted in the United States, consistently applied.

“GCI” has the meaning given in the Preamble.

“GCI Indemnitee” has the meaning given in Section 10.1.

“Governmental Entity” means any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.

“Graystone” has the meaning given in the Preamble.

“Hazardous Substance” means any material, substance, chemical, element, compound, mixture, pollutant, contaminant or toxic or hazardous material, substance or waste that is designated, defined, listed, classified or regulated by any Environmental Law.

“Indemnifying Party” has the meaning given in Section 10.6(a).

“Indemnitee” has the meaning given in Section 10.6.

“Intellectual Property” means any right, license or other claim to or of ownership, authorship or invention, or the right to use, any trade mark, trade name, service mark, patent, copyright, work, Internet domain name, Internet website, know-how, trade secret, formula, pattern, compilation, method, technique, confidential information, client list, technical information, program, specification or plan, whether or not registered or filed with any governmental authority, and all filings, registrations or applications relating to any of the foregoing.

“Interests” has the meaning given in Section 5.5

“Interim Capital Loans” means any loans in the principal amount of up to $3 million made by CoBank, ACB or its successors to AKD pursuant to that certain Promissory Note dated March 17, 2006.

“Knowledge” of a Party has the meaning given in Section 12.6.

“Leased Real Property” means real property leased by AKD pursuant to the Real Property Leases.

“Liability” means any liability, debt or obligation, whether known or unknown, absolute or contingent, arising under contract, in tort, by statute or regulation or otherwise, accrued or unaccrued, liquidated or unliquidated and due or to become due, and whether for the payment of money, the provision of goods or services or the performance of any other obligation.

“Management Agreement” means the Management Agreement to be entered into at the Closing between AKD and Fire Lake in the form attached as Exhibit A.

“Non-Competition Agreements” means the Non-Competition Agreements to be entered into at the Closing between AKD and the persons specified in Schedule 7.1(n) in the form attached as Exhibit E.

“Operating Agreement” means the Second Amended and Restated Operating Agreement of AKD to be entered into at the Closing among GCI, Parent, Fire Lake and the AKD Members in the form attached as Exhibit B.

“Pacificom” has the meaning given in the Preamble.

“Parent” has the meaning given in the Preamble.

“Party” means, individually or collectively, AKD, any AKD Member, any Denali Member, Parent or GCI.

“Person” means any individual, corporation, partnership, trust, limited liability company, association, governmental authority or any other entity.

“Premises” means the real property and improvements located at 3127 Commercial Drive, Anchorage, Alaska 99501, which are owned by Properties and leased to AKD.

“Properties” means Pacificom Properties, LLC, an Alaska limited liability company.

“Real Property Leases” has the meaning given in Section 3.3.3.

“RCA” means the Regulatory Commission of Alaska.

“Red River” has the meaning given in the Preamble.

“Regulatory Consents” has the meaning given in Section 6.2.

“Sections” has the meaning given in Section 12.7.

“Subscriber Contract” means any Contract pursuant to which AKD provides wireless telephone services to any customer.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding stock or other interests entitled to vote in the election of the board of directors of such corporation, managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“Tax” means any federal, state or local tax or any foreign tax, including, without limitation, any net income, gross income, profits, premium, estimated, excise, sales, value added, services, use, occupancy, gross receipts, franchise, license, ad valorem, severance, capital levy, production, stamp, transfer, withholding, employment, unemployment, social security (including FICA), payroll or property tax, customs duty, or any other governmental charge or assessment, together with any interest, addition to tax or penalty.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means a Person who is not a Party or an Affiliate of any Party.

“Transaction Agreements” means this Agreement, the Operating Agreement, the Management Agreement, the Non-Competition Agreements and all other instruments and agreements executed and delivered pursuant to this Agreement.

SECTION 2

TERMS OF THE REORGANIZATION

2.1. Purchase of Denali.

  At the Closing, GCI shall purchase, and the Denali Members shall sell to GCI, all of the outstanding Denali Interests, for aggregate consideration of $6,000,000 in cash or immediately available funds, by wire transfer to accounts designated by each Denali Member in written instructions delivered to GCI not less than five Business Days before the Closing Date.  GCI shall pay each Denali Member an amount of cash equal to $6,000,000 multiplied by the Denali Interest owned by such Denali Member (expressed as a percentage of all Denali Interests outstanding as of the Closing Date).  Each Denali Member shall transfer, convey and deliver all of the Denali Interest owned by such Denali Member to GCI, with full warranty of title, free and clear of all Encumbrances.

2.2. Contribution to Parent; Conversion to Units.

  At or before the Closing, each AKD Member shall contribute 99.95% of such AKD Member’s membership interest in AKD to Parent in exchange for a proportionate membership interest in Parent.  Immediately thereafter, all of the issued and outstanding membership interests of AKD shall be converted and reclassified into an aggregate of 2,000 AKD Common Units, which shall be allocated among Parent and the AKD Members as follows:

Member                                AKD Common Units
Parent                                  1,999.0000 Units
Pacificom                                      0.6742 Units
Red River                                      0.2686 Units
Graystone                                     0.0572 Units

The capital accounts of Parent and each AKD Member will be adjusted pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(f)-(g).  The Parties agree that such adjustments will result in aggregate capital account balances for Parent and the AKD Members totaling the AKD Net Asset Value (as determined in accordance with Section 2.3).  Immediately prior to the Closing, AKD shall distribute to Parent and the AKD Members all cash and cash equivalents of AKD as of the Closing Date.  Parent and the AKD Members shall be responsible for any taxes arising from such distributions.

2.3. Contributions by GCI.

  At the Closing, GCI shall contribute to AKD (a) $10,000,000 in cash or immediately available funds and (b) all of the Denali Interest purchased by GCI pursuant to Section 2.1, and AKD shall sell and issue to GCI a number of AKD Common Units equal to (x) $36,000,000 minus the AKD Net Asset Value (as determined in accordance with this Section 2.3) divided by (y) $10,000.  GCI shall be credited with a capital account balance in AKD of $16,000,000, representing the amount of cash and the agreed value of the Denali Interest contributed by GCI.

2.3.1. AKD Net Asset Value.

The “AKD Net Asset Value” shall be an amount equal to the sum of (i) $20,000,000, plus (ii) the capitalized cost of capital improvements funded with the proceeds of Interim Capital Loans that have been authorized by GCI in accordance with Section 6.10 and capitalized on the books of AKD in accordance with GAAP, plus (iii) the capitalized cost of capital improvements approved by GCI that are funded with the proceeds of any loan other than the Interim Capital Loans and capitalized on the books of AKD in accordance with GAAP, plus (iv) the Capitalized Refinancing Costs; provided, that (a) if the aggregate amount of AKD Interest-Bearing Obligations as of the Closing Date (as determined in accordance with Section 2.3.2) is greater or less than $12,517,725, then the AKD Net Asset Value shall be decreased by the amount of the excess or increased by the positive amount of the deficit, as applicable, and (b) if the amount of AKD Net Working Capital as of the Closing Date (as determined in accordance with Section 2.3.2) is greater or less than $0.00, then the AKD Net Asset Value shall be decreased by the positive amount of the deficit or increased by the amount of the excess, as applicable.

2.3.2. Closing Adjustment Schedule.

(a) Not less than five Business Days before the Closing Date, the AKD Members shall deliver to GCI a schedule signed by AKD and the AKD Members (the “Closing Adjustment Schedule”) setting forth in detail the AKD Interest-Bearing Obligations and the AKD Net Working Capital as of the Closing Date.  The Closing Adjustment Schedule shall be prepared by AKD and the AKD Members in good faith and in a manner consistent with GAAP and the balance sheets included in the AKD Financial Statements.  AKD and the AKD Members shall provide GCI with such other information concerning the Closing Adjustment Schedule as GCI may reasonably request.  The Closing Adjustment Schedule will be prepared as of the Closing Date but will be consistent in form with the AKD Interest-Bearing Obligations and the AKD Net Working Capital as of May 31, 2006 set forth on Schedule 2.3.2 attached hereto and incorporated herein by this reference.

(b) The Closing Adjustment Schedule shall be final and binding upon the Parties hereto for all purposes, unless GCI shall notify the AKD Members’ Agent in writing, not later than thirty (30) days from the Closing Date, of a disagreement with the AKD Interest-Bearing Obligations or AKD Net Working Capital reflected in the Closing Adjustment Schedule, in which event the provisions of Section 2.3.2(c) below shall apply.  Such notice of disagreement shall specify all items as to which there is disagreement, and an explanation of the basis for any disagreement.  During the 30-day review period, GCI shall have full access to the AKD Group’s books and records during normal business hours and upon reasonable notice, and to the employees, representatives and agents of AKD who prepared, or assisted in the preparation of, the Closing Adjustment Schedule.  GCI’s failure to timely notify AKD in writing of the existence of such a disagreement shall be deemed, for all purposes, GCI’s acceptance of the Closing Adjustment Schedule.

(c) In the event and to the extent that GCI shall timely notify the AKD Members’ Agent in writing, as provided in Section 2.3.2(b) above, of a disagreement with the Closing Adjustment Schedule (the “Disagreement”), GCI and the AKD Members’ Agent shall attempt, in good faith, to resolve such Disagreement.  In the event that the parties are unable to resolve such Disagreement within ten Business Days from the date of receipt by the AKD Members’ Agent of notice from GCI of the Disagreement, GCI and the AKD Members’ Agent shall jointly select one of the “Big Four” accounting firms, or any successors thereto, to resolve the Disagreement (the “Accountants”).  Each of GCI and the AKD Members’ Agent shall submit to the Accountants its proposal concerning what the Closing Adjustment Schedule should be, and the parties shall submit to the Accountants all relevant financial data, and the Disagreement shall be submitted for final and binding arbitration and resolution before representatives of the Accountants.  In resolving the Disagreement, the Accountants shall only consider those items or amounts in the Closing Adjustment Schedule as to which GCI has disagreed.  After completing their review of the Disagreement, the Accountants shall resolve each item in dispute and confirm their conclusion (and the resulting Closing Adjustment Schedule) in writing to the AKD Members’ Agent and GCI, and the decision of the Accountants regarding such adjustment shall be final and binding upon the parties hereto for all purposes and enforceable in any court of competent jurisdiction.  The fees and costs of the Accountants, if any, in connection with such arbitration shall be paid by the nonprevailing party (either the AKD Members or GCI), whose identity shall be determined by the Accountants.

(d) Upon determination of the final Closing Adjustment Schedule,  appropriate adjustments shall be made to the AKD Net Asset Value, the number of AKD Common Units issued pursuant to Section 2.3 and the capital account balances of Parent and the AKD Members under Section 2.2 to offset any changes from the Closing Adjustment Schedule.  Schedule 1.3 of the Operating Agreement will thereafter be amended to reflect the adjusted amount of AKD Common Units issued to GCI and Schedule 4.1 of the Operating Agreement will thereafter be amended to reflect the adjusted capital account balances of Parent and the AKD Members.

2.3.3. Examples.  The examples set forth on Schedule 2.3.3 illustrate the impact of a post-Closing adjustment to the AKD Net Asset Value on the number of AKD Common Units issued to GCI pursuant to this Section 2.3.

2.4. Purchase and Redemption of Units.

  At the Closing, GCI shall purchase from AKD 1,350 AKD Common Units, and AKD shall use the proceeds from the sale of such additional AKD Common Units to redeem a like number of AKD Common Units from Parent and the AKD Members in accordance with this Section 2.4.  AKD shall first redeem the fractional AKD Common Units issued to the AKD Members pursuant to Section 2.2 and shall use the balance of such proceeds to redeem AKD Common Units from Parent.  The price for the purchase and redemption of AKD Common Units pursuant to this Section 2.4 shall be an amount per AKD Common Unit equal to the AKD Net Asset Value (as adjusted pursuant to Section 2.3.2) divided by 2,000 (the “AKD Redemption Price”), payable in cash or immediately available funds to an account designated by AKD (in the case of the purchase by GCI) and by Parent and the AKD Members (in the case of the redemption by AKD) not less than five Business Days before the Closing Date.

2.4.1. Post-Closing Adjustment.  If the AKD Redemption Price is increased or decreased as a result of a post-Closing adjustment to the AKD Net Asset Value pursuant to Section 2.3, then the amount of cash paid by GCI to AKD and by AKD to Parent and the AKD Members pursuant to this Section 2.4 shall be proportionately adjusted with appropriate payments to be made by GCI or Parent and the AKD Members within five Business Days after the Closing Adjustment Schedule has been finalized in accordance with Section 2.3.

2.4.2. Examples.  The examples set forth on Schedule 2.3.3 illustrate the impact of a post-Closing adjustment to the AKD Net Asset Value on the AKD Redemption Price paid pursuant to this Section 2.4.

2.4.3. Tax Election. The parties agree to cause AKD to make an election under Section 754 of the Code for its taxable year that includes the Closing Date.

2.5. Management Agreement; Profits Interest.

  At the Closing, AKD and Fire Lake shall enter into the Management Agreement.  AKD shall grant and issue to Fire Lake a number of AKD Profits Interest Units constituting a 6% interest (as adjusted pursuant to the terms and conditions of the Operating Agreement) in the profits and losses of AKD following the Closing Date, after giving effect to the issuance of AKD Common Units to the AKD Members and GCI pursuant to Sections 2.2 and 2.3.  Fire Lake shall execute a counterpart of the Operating Agreement, and Schedule 1.3 of the Operating Agreement shall reflect the AKD Profits Interest Units of Fire Lake and the admission of Fire Lake as a member of AKD.  If the number of AKD Common Units issued to GCI is increased or decreased as a result of a post-Closing adjustment to the AKD Net Asset Value pursuant to Section 2.2, then the number of AKD Profits Interest Units issued to Fire Lake pursuant to this Section 2.5 shall be proportionately adjusted.  The examples set forth on Schedule 2.3.3 illustrate the impact of a post-Closing adjustment to the AKD Net Asset Value on the number of AKD Profits Interest Units issued to Fire Lake pursuant to this Section 2.5.

2.6. Operating Agreement.

  At the Closing, GCI, Parent, Fire Lake and the AKD Members shall enter into the Operating Agreement.  Schedule 1.3 and Schedule 4.1 of the Operating Agreement shall reflect the number of AKD Common Units owned and capital account balances of GCI and Parent and the AKD Profits Interest Units owned by Fire Lake after giving effect to the transactions described in Sections 2.1, 2.2, 2.3, 2.4 and 2.5.

2.7. Closing.

  The consummation of the transaction contemplated by this Agreement (the “Closing”) will be held by e-mail or facsimile transmission and wire transfer at 10:00 a.m. Alaska time on the third Business Day after the satisfaction or waiver of all of the conditions set forth in Section 8, unless another date or time is agreed by the Parties.  At or before the Closing, each Party will deliver to the others by e-mail or facsimile transmission scanned executed originals of each Transaction Agreement to which it is a party and will deliver to the other Parties paper copies, facsimiles or e-mails of scanned copies of all other documents and instruments that it is required to deliver at or before the Closing.  The documents and agreements so delivered shall for all purposes be deemed originals thereof and the signatures of the Parties thereon shall be deemed original signatures.  Promptly following the Closing, each Party shall deliver by overnight courier to the appropriate other Party or Parties the executed originals of all Transaction Agreements and all other original documents required to be delivered by it at or before the Closing.  The failure of any Party to deliver executed originals after the Closing shall not affect the validity of any action taken at the Closing. The date on which the Closing actually occurs shall be the “Closing Date.”  The transactions described in Sections 2.1, 2.2, 2.3 and 2.4 shall be deemed to occur in immediate succession and shall be effective as of 12:01 a.m., Alaska time, on the Closing Date.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF AKD, PARENT

AND THE AKD MEMBERS

AKD, Parent and the AKD Members jointly and severally represent and warrant to GCI that, except as disclosed in the AKD Disclosure Schedule (which is numbered to correspond to the section numbers in this Section 3):

3.1. Organization; Standing and Capitalization

3.1.1. Organization and Standing of AKD.  AKD is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Alaska.  AKD is qualified to do business and in good standing as a foreign limited liability company in the jurisdictions listed in Schedule 3.1.1, which are all of the jurisdictions where such qualification is required.  AKD has the requisite limited liability company power and authority to own its assets and carry on its business as presently being conducted.  Complete and correct copies of the articles of organization, operating agreement, minute books and membership records of AKD have been delivered to GCI.

3.1.2. Organization and Standing of Properties. Properties is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Alaska.  Properties is not required to qualify to do business as a foreign limited liability company in any jurisdiction.  Properties has the requisite limited liability company power and authority to own its assets and carry on its business as presently being conducted.  Complete and correct copies of the articles of organization, operating agreement, minute books and membership records of Properties have been delivered to GCI.

3.1.3. Capitalization.   As of the date of this Agreement, all of the issued and outstanding membership interests of AKD are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by the AKD Members, free and clear of Encumbrances, as follows:

Member                                Points                      Membership Interest

Pacificom                                5,724.39                      71.51% Class A Membership Interest
Red River                                2,280.61                      28.49% Class A Membership Interest
Graystone                                1,995.00                   100.000% Class B Membership Interest

As of the Closing Date, after giving effect to the reclassification of membership interests contemplated by Section 2.2 but before giving effect to the other transactions contemplated by Article 2, all of the issued and outstanding AKD Common Units will be duly authorized, validly issued, fully paid and nonassessable and owned of record and beneficially by Parent and the AKD Members, free and clean of Encumbrances, as described in Section 2.2.  Except as disclosed on Schedule 3.1.3, there are no outstanding options, warrants, convertible securities or other rights to acquire any membership interest or any other security from AKD.  No membership interests or other securities of AKD have been issued in violation of any preemptive or similar right of any Person or have been transferred in violation of, or are currently subject to, any right of first refusal or similar right of any Person.  All of the issued and outstanding ownership interests of AKD were issued in compliance with applicable law, including, without limitation, federal and state securities laws.  No securities of AKD are subject to any voting trust or other voting agreement.

3.1.4. Subsidiaries.  AKD owns all of the issued and outstanding membership interest of Properties, free and clear of any Encumbrance.  There are no outstanding options, warrants, convertible securities or other rights to acquire any membership interest or other security from Properties.  Other than Properties, AKD does not own, directly or indirectly, any capital stock of, any partnership, equity or other ownership interest in or any security issued by any other corporation, organization, association, entity, business enterprise or other Person.  Properties has no material assets other than its ownership of the Premises, has no material Liabilities other than the AKD Interest-Bearing Obligations and has not conducted any sort of business other than leasing the Premises to AKD.

3.2. The Transaction Agreements.

3.2.1. Execution and Validity.  AKD has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action of the members and managers of AKD as required by the articles of organization and operating agreement of AKD and the Alaska Limited Liability Company Act.  Parent and each AKD Member has the requisite power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to perform its obligations thereunder, and the execution, delivery and performance by Parent or such AKD Member of this Agreement and the other Transaction Agreements to which it is a party and the consummation by Parent or such AKD Member of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action of the owners and managers of Parent and such AKD Member as required by applicable documents and law.  This Agreement has been duly executed and delivered by AKD, Parent and each AKD Member and constitutes, and each of the other Transaction Agreements to which AKD, Parent or any AKD Member is a party will be duly executed and delivered by AKD, Parent or such AKD Member at Closing and will constitute, the legal, valid and binding obligation of AKD, Parent or such AKD Member, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity.

3.2.2. No Violation or Approval.  The execution, delivery and performance by AKD, Parent and the AKD Members of the Transaction Agreements to which they are parties and the consummation of the transactions contemplated by the Transaction Agreements do not and will not constitute or result in (a) a violation of any order, judgment or decree of any court or governmental agency or body having jurisdiction over any entity in the AKD Group, Parent, any AKD Member, or any of the AKD Business Assets, or (b) a breach of or default under, or the acceleration of any obligation or creation of any Encumbrance under (whether immediately, upon the passage of time or after the giving of notice), or otherwise require a consent or waiver under, any agreement, instrument, lease, contract, mortgage, deed or license to which any entity in the AKD Group, Parent or any AKD Member is a party or by which any entity in the AKD Group, Parent or any AKD Member or any of their assets are bound or affected or (c) a violation of or a conflict with the articles of organization or operating agreement of any entity in the AKD Group, Parent or any AKD Member.  Except as described on Schedule 3.2.2, no notice to, or consent, approval, order or authorization of, or declaration or filing with, any governmental authority or entity or other Person is required to be obtained or made by any entity in the AKD Group, Parent or any AKD Member in connection with the execution, delivery and performance of or the consummation of the transactions contemplated by any of the Transaction Agreements.

3.3. AKD Business Assets.

3.3.1. Description.  The AKD Business Assets and the Leased Real Property constitute all of the assets, properties and rights used by any entity in the AKD Group to conduct its business and necessary to conduct its business as currently conducted.  Schedule 3.3.1 is a true and complete list of all depreciable tangible AKD Business Assets (including tangible AKD Business Assets leased by any entity in the AKD Group under leases that are required to be capitalized for accounting purposes), that reflects the in-service dates of such tangible AKD Business Assets, the depreciation methods and periods of such tangible AKD Business Assets and the net book value of such tangible AKD Business Assets as of May 31, 2006.  Except as described in Schedule 3.3.1, neither any AKD Member nor any Affiliate of an AKD Member owns or leases any assets used in AKD’s business.

3.3.2. Title.   AKD has good and marketable title to all of the AKD Business Assets, free and clear of Encumbrances except Encumbrances securing current Taxes not yet due and payable.

3.3.3. Real Property.   Schedule 3.3.3 contains a true and complete list of all leases and other agreements or arrangements pursuant to which any entity in the AKD Group occupies or uses any real property (the “Real Property Leases”) and a description of the real property subject to each.  All of the Real Property Leases are in full force and effect, and will continue to be in full force and effect following the consummation of the transactions contemplated hereby, and neither AKD nor, to knowledge of the AKD Members, any other Person is in default under any Real Property Lease.  Without limiting the generality of the foregoing, AKD is current in the performance of its maintenance obligations under all Real Property Leases.  The Leased Real Property constitutes all of the real property, buildings and improvements used by AKD in its business.  Properties has good and marketable title to the Premises, free and clear of all Encumbrances.  AKD owns no real property (other than its indirect ownership of the Premises through Properties).  Each parcel of Leased Real Property is supplied with utilities and other services necessary for the operation thereof.  The Leased Real Property is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair, subject to ordinary wear and tear reasonably to be expected in a business of the type operated by AKD, and is suitable for the purposes for which it presently is used.  The Leased Real Property complies in all material respects with applicable laws, rules and regulations and all applicable declarations and covenants, has received all approvals of governmental authorities (including permits) required in connection with the occupation and operation thereof and has been occupied, operated and maintained in accordance with applicable law.  AKD enjoys peaceful and undisturbed possession of all Leased Real Property.

3.3.4. Condition.  The tangible AKD Business Assets, taken as a whole, are in good operating condition and repair, subject to ordinary wear and tear reasonably to be expected in a business of the type operated by AKD, and are suitable for the purposes for which they are currently used.

3.3.5. Intellectual Property.

  Schedule 3.3.5 contains a true and complete list of all Intellectual Property used in or related to any entity in the AKD Group’s business and all registrations or filings with respect thereto.  Each entity in the AKD Group owns or possesses adequate licenses or other rights to use, free and clear of any Encumbrance, all Intellectual Property listed in Schedule 3.3.5, which includes all Intellectual Property necessary to operate each entity in the AKD Group’s business as currently conducted.  Any Intellectual Property provided to any entity in the AKD Group by a technology vendor is used under a valid license and AKD is in compliance with such license.  Each entity in the AKD Group has taken commercially reasonable actions to maintain and protect each item of Intellectual Property that it owns or uses.  No entity in the AKD Group has interfered with, infringed upon, misappropriated or otherwise violated any other Person’s Intellectual Property, and, to the knowledge of each entity in the AKD Group and the AKD Members, no Person has any Intellectual Property that interferes or would be likely to interfere with any entity in the AKD Group’s use of any of its Intellectual Property.  No proceeding is pending or, to the knowledge of any entity in the AKD Group or any AKD Member, threatened, alleging any such interference.  No royalty or similar fee of any kind is payable by any entity in the AKD Group for the use of any of the Intellectual Property listed on Schedule 3.3.5, and no entity in the AKD Group has granted any Person any interest, as licensee or otherwise, in or to any of such Intellectual Property.

3.4. Financial Matters.

3.4.1. Financial Statements.  Attached to this Agreement as Schedule 3.4.1 are (a) the audited consolidated balance sheet of the AKD Group as of December 31, 2005 (the “AKD Balance Sheet Date”), and the related audited statements of income, members’ equity and cash flows for the fiscal year then ended, and (b) the unaudited consolidated balance sheet of the AKD Group as of May 31, 2006,  and the related unaudited statements of income, members’ equity and cash flows for the period covered thereby (collectively, the “AKD Financial Statements”).  The AKD Financial Statements were prepared from the books and records of AKD, which are correct and complete.  The AKD Financial Statements present fairly and accurately the financial position of the AKD Group and the results of its operations as of the respective dates and for the periods presented therein and have been prepared in accordance with GAAP.

3.4.2. No Undisclosed Liabilities.  The AKD Group have no Liabilities except (i) Liabilities set forth on the balance sheets included in the AKD Financial Statements, and (ii) Liabilities which have arisen after the AKD Balance Sheet Date in the ordinary course of business, consistent with historical practice (none of which Liabilities arises out of or relates to any breach of contract, breach of warranty, tort, infringement or violation of law).  No entity in the AKD Group is a guarantor or otherwise liable for any Liability of any other Person.

3.4.3. Absence of Changes.  Since the AKD Balance Sheet Date, the AKD Group has not undergone any adverse change in its business, condition (financial or otherwise) or prospects, or suffered any damage, destruction or loss (whether or not covered by insurance).  Since the Balance Sheet Date, the AKD Group has operated only in the ordinary course of business, consistent in all respects with historical practice, and no change has been made or transaction entered into in anticipation of the transactions contemplated hereby.  Without limiting the generality of the foregoing, since the AKD Balance Sheet Date, the AKD Group has not:

(a) made any loan, advance or other extension of credit to any AKD Member or any officer, director or employee of any entity in the AKD Group or any Affiliate of any thereof;

(b) increased or experienced any adverse change in any assumption underlying any method of calculating bad debts, contingencies or other reserves from that reflected in the AKD Financial Statements;

(c) cancelled, compromised, written down, written off or waived any claim or right of substantial value;

(d) sold, transferred, distributed or otherwise disposed of any of its assets except for sales of equipment for fair consideration in the ordinary course of business which has either been replaced by comparable equipment or is no longer necessary for the operation of AKD’s business;

(e) made any capital expenditure or commitment for additions to property, plant or equipment, except for capital expenditures or commitments (i) set forth on Schedule 3.4.3(e) or (ii) approved in advance by GCI, which approval shall not be unreasonably withheld or delayed;

(f) made or agreed to make any increase in the compensation payable or benefits provided to any of the officers or directors of any entity in the AKD Group;

(g) lost any key employee or key sales representative or consultant of AKD;

(h) paid any severance or termination pay to any officer, director or employee of any entity in the AKD Group;

(i) entered into, added to or modified any Plan or any other arrangement or practice relating to employees, other than (A) contributions made in accordance with its normal practice or (B) the extension of coverage to employees who became eligible after the AKD Balance Sheet Date;

(j) changed the methods of accounting or accounting principles or practices of any entity in the AKD Group set forth in or reflected by the AKD Financial Statements;

(k) entered into any contract or received any payment as a result of which any entity in the AKD Group would be required to provide goods or services to any Person after the Closing without receiving full payment for those goods or services at or after the time they are provided;

(l) entered into any transaction or contract, or amended or terminated any transaction or contract, with respect to the business of any entity in the AKD Group, except normal transactions or contracts consistent in nature and scope with prior practices and entered into in the ordinary course of business in arm’s-length transactions, none of which transactions or contracts, or amendments or terminations thereof, could reasonably be expected to have a material adverse effect upon the business of any entity in the AKD Group or the financial condition or prospects thereof;

(m) terminated or been advised of the termination of or material reduction in its relationship with any material customer or supplier;

(n) changed in any material respect the business policies or practices of any entity in the AKD Group or failed to operate the business of any entity in the AKD Group in good faith and in the ordinary course; or

(o) agreed, whether in writing or not, to do any of the foregoing.

3.4.4. Taxes.   Each entity in the AKD Group has filed all Tax Returns that it has been required to file.  All such Tax Returns were correct and complete in all material respects.  All Taxes owed by each entity in the AKD Group (whether or not required to be shown on a Tax Return) have been paid.  No entity in the AKD Group is currently the beneficiary of any extension of time within which to file any Tax Return.  No entity in the AKD Group has received notice from an authority in a jurisdiction where it does not file Tax Returns that it may be subject to taxation by that jurisdiction.  Each entity in the AKD Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.  Schedule 3.4.4 lists all Tax Returns filed by each entity in the AKD Group since January 1, 1999 (complete copies of which have been delivered to GCI) and indicates those Tax Returns that have been audited or are currently being audited or for which any member of the AKD Group has received notice of a proposed audit.  No entity in the AKD Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  No entity in the AKD Group has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.  No entity in the AKD Group has been a member of an affiliated group filing a consolidated federal income Tax Return (or any other consolidated, combined or unitary income Tax Return).  The reserves for Taxes in the AKD Financial Statements are adequate.  No entity in the AKD Group is subject to any agreements that could result in any “excess parachute payments” under Code Section 280G.  No entity in the AKD Group has agreed to or is otherwise required to make any adjustments pursuant to Code Section 481(a) or any similar provision of state, local or foreign law by reason of a change in accounting method.  No taxing authority has proposed any such adjustment or change in accounting method with respect to any entity in the AKD Group.  There is no application pending with any taxing authority requesting permission for any change in accounting method of any entity in the AKD Group.  No entity in the AKD Group has participated in any investment or transaction that (i) constituted a “tax shelter” within the meaning of Section 6111(c)(1) of the Code; or (ii) would constitute a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, whether entered into before or after the effective date of such Treasury Regulation.  None of the assets of any entity in the AKD Group are subject to any liens in respect of Taxes, except liens that are expressly permitted under the terms of this Agreement.

3.4.5. Accounts Receivable.  The accounts receivable of each entity in the AKD Group (i) are validly existing, (ii) are enforceable by the AKD Group in accordance with the terms of the instruments or documents creating them, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, (iii) are owned by the applicable entity in the AKD Group free and clear of all Encumbrances, (iv) represent monies due for, and have arisen solely out of, bona fide performance of services and other business transactions in the ordinary course of business consistent with past practices and (v) are collectible within one year after the Closing Date at the full recorded amount thereof less any allowance for uncollectible accounts receivable that is reflected in the Final Closing Adjustment Schedule.  There are no refunds, discounts or other adjustments payable with respect to any such accounts receivable, and there are no defenses, rights of set-off, counterclaims, assignments, restrictions, encumbrances, or conditions enforceable by third parties on or affecting any account receivable.

3.5. Operational Matters.

3.5.1. Compliance With Law.  Each entity in the AKD Group has conducted its operations in material compliance with applicable laws.  The AKD Members have no knowledge of and the AKD Group has not received notice of any violations of law relating to any entity in the AKD Group, AKD’s operations or the AKD Business Assets.  Neither any AKD Member, any entity in the AKD Group nor, to the knowledge of AKD, Parent and the AKD Members any officer, employee or agent of any entity in the AKD Group has directly or indirectly given or agreed to give any gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder any entity in the AKD Group or made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for United States federal, state, local or foreign public office, in any case, which would subject any entity in the AKD Group to any Liability or the failure to make which in the future could adversely affect the business or prospects of any entity in the AKD Group.

3.5.2. Litigation. There are no actions, claims, suits, audits, examinations, investigations or proceedings pending or, to the knowledge of AKD or any of the AKD Members, threatened against any entity in the AKD Group, whether by a private Person or a governmental agency or body, nor is there any reasonable basis for any such action, claim, suit, audit, examination, proceeding or investigation.  No judgments, orders, decrees, citations, fines or penalties have been entered or assessed against any entity in the AKD Group.

3.5.3. Contracts.  Schedule 3.5.3 contains a true and complete list of all Contracts to which or by which any entity in the AKD Group is a party or otherwise bound (other than the Real Property  Leases and Subscriber Contracts) that: (a) have a duration of twelve (12) months or more and that are not terminable without penalty upon 30 days or less prior written notice; (b) require or could reasonably be expected to require any party thereto to pay $5,000 or more; (c) are between any entity in the AKD Group and any Governmental Entity; (d) have or may have the effect of prohibiting or impairing any business practice of any entity in the AKD Group; (e) under which any entity in the AKD Group is restricted from providing services to customers or potential customers in any geographic area, during any period of time or in any segment of a market; or (f) contain any restrictive covenant or confidential or secrecy agreement other than such an agreement relating solely to information about a customer’s business or any entity in the AKD Group’s services to such customer (Contracts described in (a) through (f) above are referred to collectively as the “AKD Contracts”).  The AKD Members have made available to GCI a true and complete copy of each AKD Contract.  Neither AKD nor, to the knowledge of AKD or any AKD Member, any other party is in default under or in breach or violation of any AKD Contract, nor has an event occurred that (with or without notice, lapse of time or both) would constitute a default or breach or violation by AKD, or to the knowledge of AKD or any AKD Member, any other party, under any AKD Contract.  Subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors rights generally and to general principles of equity, each AKD Contract is legal, valid, binding, enforceable and in full force and effect, and subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors rights generally and to general principles of equity, will continue to be legal, valid, binding, enforceable and in full force and effect following the consummation of the transactions contemplated hereby.

3.5.4. Subscriber Contracts.  As of May 31, 2006, AKD had legal, valid, binding and enforceable Subscriber Contracts with 26,696 customers to provide wireless telephone services (of which Subscriber Contracts, 9,783 were for pre-paid wireless services and 16,913 were for post-paid wireless services).  As of the Closing Date, AKD will have legal, valid, binding and enforceable Subscriber Contracts with no less than 26,696 customers to provide wireless telephone services (of which Subscriber Contracts, at least 9,783 will be for pre-paid wireless services and 16,913 will be for post-paid wireless services).  The consummation of the transactions contemplated hereby will have no effect on whether each such Subscriber  Contract in effect as of the Closing Date will continue to be legal, valid, binding, enforceable and in full force and effect following the Closing Date.  The AKD Members have made available to GCI a true and complete copy of each general form of Subscriber Contract used by AKD (and not each Subscriber Contract with every individual customer).  At the Closing, AKD shall deliver a certificate signed on behalf of AKD by an authorized person stating (i) the total number of wireless telephone subscribers of AKD, (ii) the number of subscribers for pre-paid wireless services and (iii) the number of subscribers for post-paid wireless services, in each case, as of the end of the month immediately preceding the Closing Date.

3.5.5. Transactions With Affiliates.  Except as disclosed on Schedule 3.5.5, no AKD Member, no director, officer or employee of any entity in the AKD Group and no Affiliate of any thereof is currently a party to any AKD Contract or has been a party to any material transaction with any entity in the AKD Group since December 31, 2004.

3.5.6. Insurance.  Schedule 3.5.6 is a true and complete list of all insurance policies (including self-insurance arrangements) maintained by any entity in the AKD Group (including coverage limits, deductibles, named insureds and policy periods), all of which policies are in full force and effect.  No insurance company with which any entity in the AKD Group has had a policy has ever terminated or declined to renew such insurance.

3.5.7. Books and Records.  The AKD Members have made available to GCI true and correct copies of all books and records of each entity in the AKD Group.

3.5.8. Bank Accounts; Powers of Attorney.  Schedule 3.5.8 is a true and complete list of all bank accounts, securities accounts and other financial accounts maintained by or for the benefit of any entity in the AKD Group, including the name of the institution at which the account is maintained, the name and number of the account, the purpose of the account and the names and capacities of all persons authorized to sign on the account.  Schedule 3.5.8 also lists all powers of attorney or similar instruments signed by any entity in the AKD Group authorizing any person to act on its behalf with respect to any matter.

3.6. Employee Matters.

3.6.1. AKD Plans.  Schedule 3.6.1 is a true and complete list of all of the following that are now or have ever been maintained or contributed to by AKD or any entity in the AKD Group or any other entity that is a member of a "controlled group" with AKD, as determined under ERISA Section 4001(a)(14) (collectively, the “AKD Plans”): (a) any nonqualified deferred compensation or retirement plan or arrangement which is an “Employee Pension Benefit Plan” as defined in Section 3(2) of ERISA; (b) any qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) any qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any “Multiemployer Plan”, as defined in Section 3(37) of ERISA); or (d) any “Employee Welfare Benefit Plan” as defined in Section 3(1) of ERISA.  No AKD Plan is a Multiemployer Plan, and no AKD Plan is subject to the provisions of Title IV of ERISA.  No AKD Plan is maintained in connection with any trust described in Code Section 501(c)(9).  There have been no prohibited transactions with respect to any AKD Plan.  No “Fiduciary” (as defined in ERISA Section 3(21)) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such AKD Plan. No entity in the AKD Group currently maintains or contributes to any AKD Plan providing health or medical benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B).  Each AKD Plan has been maintained and administered in compliance with its terms and with all applicable legal requirements, including but not limited to ERISA, the Code, and the Consolidated Omnibus Budget Reconciliation Act of 1985.  Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any AKD Plan has made or will make any entity in the AKD Group, or any employee, officer or director of any entity in the AKD Group, or any fiduciary with respect to such AKD Plan, subject to any Liability under Title I of ERISA or any Liability for any tax under Code Section 4972 or Code Sections 4975 through 4980B, inclusive.  No condition exists that would prevent any entity in the AKD Group from amending or terminating any AKD Plan to the extent permitted by applicable law.  To the knowledge of the AKD Members and based upon the requirements of Code Section 409A and the guidance issued by the Internal Revenue Service, including Notice 2005-1 and the proposed regulations published on October 4, 2005, each AKD Plan that is a “nonqualified deferred compensation plan” as defined in Code Section 409A(d)(1) has been operated in material compliance with Code Section 409A.  Each entity in the AKD Group has established and implemented such policies, programs, procedures, contracts and systems as are necessary to bring each entity in the AKD Group into compliance with HIPAA; Title II, Subtitle F, Sections 261-264, Public Law 104-91; and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164 as of the effective dates of such laws, except where the failure to do so would not reasonably be expected to have a material adverse effect.

3.6.2. Employees.  Schedule 3.6.2 is a true and complete list of all employees of any entity in the AKD Group and shows for each such employee: (i) his or her position and title; (ii) his or her date of hire; (iii) his or her salary; (iv) his or her unpaid wages, accrued vacation time and accrued personal time as of May 31, 2006; and (v) any bonuses paid to him or her with respect to the fiscal year ended December 31, 2005 or earned by or promised to him or her with respect to the current fiscal year.

3.6.3. Labor Relations.  There is no dispute or controversy between any entity in the AKD Group and any of its employees.  No entity in the AKD Group is a party to any collective bargaining agreement with respect to any of its employees, none of its employees is represented by a labor union and, to the knowledge of AKD and the AKD Members, there is no labor union organizing activity by or among its employees.

3.6.4. Certain Agreements.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any employee or any other Person from any entity in the AKD Group under any AKD Plan, agreement or otherwise, (b) increase any benefits otherwise payable to any employee under any AKD Plan or agreement, or (c) result in the acceleration of the time of payment or vesting of any such benefits.  None of the employees of any entity in the AKD Group is subject to any covenant against competition or similar agreement that would limit his or her ability to participate in all aspects of any entity in the AKD Group’s business at any present or future location.

3.7. Environmental Matters.

3.7.1. Compliance.  Each entity in the AKD Group is conducting and at all times has conducted its business and operations, and has occupied, used and operated all real property and facilities presently or previously owned, occupied, used or operated by any entity in the AKD Group, in compliance (in all material respects) with all Environmental Laws and so as not to give rise to Liability under any Environmental Laws or to any adverse impact on any entity in the AKD Group’s business or activities.  Neither any entity in the AKD Group nor the AKD Members have any knowledge of pending or proposed changes to any Environmental Laws that would require any changes in any of any entity in the AKD Group’s premises, facilities, equipment, operations or procedures or affect any entity in the AKD Group’s business or its cost of conducting its business as now conducted.  To the knowledge of AKD, Parent and the AKD Members, no conditions, circumstances or activities have existed or currently exist (including, without limitation, off-site disposal or treatment of Hazardous Substances) which could give rise to any Liability pursuant to any Environmental Laws.  Other than the Leased Real Property, neither any entity in the AKD Group nor its predecessors have at any time owned, occupied, used or operated any real property or facilities.

3.7.2. Waste Materials.  Any chemicals and chemical compounds and mixtures which are included among the assets of any entity in the AKD Group are required for the conduct of any entity in the AKD Group’s business, have not been and are not intended to be discarded or abandoned, and are not waste or waste materials.  No entity in the AKD Group has generated, handled, used, transported or disposed of Hazardous Substances.  All waste materials which are generated as part of the business of any entity in the AKD Group are handled, stored, treated and disposed of in accordance with applicable Environmental Laws.

3.7.3. Tanks; Asbestos.  Any underground storage tanks ever located at the Leased Real Property have been removed in compliance with all applicable Environmental Laws, all remediation required in connection with such removal has been completed in accordance with applicable Environmental Laws and all governmental agencies having jurisdictions have approved such removal and remediation and issued appropriate certificates reflecting that no further action is required.  All above ground storage tanks located at the Leased Real Property comply with applicable Environmental Laws and are appropriate and adequate for the conduct of each entity in the AKD Group’s business.  No real properties or facilities presently or previously owned, occupied, used or operated by any entity in the AKD Group or any predecessor have been used at any time as a gasoline service station or as a facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or any other Hazardous Substances.  No building or other structure on any of the real property owned, occupied, used or operated by any entity in the AKD Group contains asbestos or asbestos-containing materials.  There are not nor have there been any incinerators, septic tanks, leach fields, cesspools or wells (including without limitation dry, drinking, industrial, agricultural and monitoring wells) on any real property owned, occupied, used or operated by any entity in the AKD Group.

3.7.4. Environmental Assessments.  The AKD Members have delivered to GCI correct and complete copies of all documents, correspondence, reports or other materials in their possession or control concerning the environmental condition of any real property currently or formerly used or occupied by any entity in the AKD Group, including, without limitation, all environmental site assessments.

3.8. Communications Regulatory Matters.

3.8.1. AKD Licenses.  AKD is fully qualified under the Communications Laws to be an FCC licensee.  Schedule 3.8.1 lists all licenses and authorizations issued by the FCC or the RCA to any entity in the AKD Group (the “AKD Licenses”), together with the name of the licensee or authorization holder, the expiration date of the AKD Licenses and, where applicable, the relevant FCC market designation.  AKD validly holds the AKD Licenses which represent all the FCC authorizations required in connection with the ownership and operation of the AKD wireless telecommunications business as it is presently being conducted.  The AKD Licenses are not subject to any conditions outside of the ordinary course.  No person other than AKD has any right, title or interest (legal or beneficial) in or to, or any right or license to use, the AKD Licenses. The AKD Licenses have been granted to AKD by Final Order and are in full force and effect.

3.8.2. Compliance.  Except as disclosed in Schedule 3.8.2, AKD is in material compliance with the Communications Laws, including without limitation those relating to: (i) the Communications Assistance for Law Enforcement Act (CALEA); (ii) E-911 Phase I and Phase II compliance; (iii) number porting, number pooling and related number usage and utilization reports; (iv) Telecommunications Relay Service obligations; (v) universal service obligations; (vi) the payment of regulatory fees; (vii) Text Telephone Devices (TTY); (viii) the submission of quarterly, semi-annual, annual or other periodic reports or filings with the FCC or other Governmental Entity or administrative body (e.g. the National Exchange Carrier Association (NECA) and the Universal Service Administrative Company (USAC)); (ix) compliance with the National Environmental Protection Act (NEPA) provisions applicable to telecommunications carriers; (x) compliance with any spectrum clearing or incumbent relocation cost sharing obligations; and (xi) compliance with FCC and FAA antenna registration and painting and lighting requirements.

3.8.3. Proceedings.  There are no objections, petitions to deny, complaints (formal or informal) competing applications or other proceedings pending before the FCC or any other Governmental Entity having jurisdiction over AKD or the AKD Licenses relating to AKD or the AKD Licenses.  AKD has not received any notice of any claim of default with respect to any of the AKD Licenses.   Except for proceedings affecting the wireless industry generally, and except as disclosed on Schedule 3.8.3, there is not pending or, to the knowledge of AKD, threatened against AKD or the AKD Licenses any action, petition, objection or other pleading, or any proceeding with the FCC or any other Governmental Entity, which contests the validity of, or seeks the revocation, forfeiture, non-renewal modification or suspension of, the AKD Licenses, or which would adversely affect the ability of AKD to consummate the transactions contemplated by this Agreement.

3.8.4. Filings.  All documents required to be filed during the ownership of the AKD Licenses by AKD with the FCC or any other Governmental Entity have been timely filed or the time period for such filing has not lapsed, except where such failure to timely file would not reasonably be expected to result in the revocation, cancellation, forfeiture, non-renewal or suspension of any authorization or license or the imposition of any monetary forfeiture.  All of such filings were complete and correct in all material respects when filed.

3.8.5. Build-Out. AKD is not in breach or otherwise in violation of any FCC build-out requirements with respect to any FCC authorization held by it.  Each FCC licensed station has been built out at least to the minimum extent required by the Communications Laws.  Any and all FCC notifications or filings associated with the build-out were timely filed and were true complete and correct when filed. There has been no discontinuance of service subsequent to the completion of construction and certification that would cause the AKD Licenses to be deemed forfeited or automatically cancelled by the FCC.

3.9. Transactional Matters.

3.9.1. Brokers, Finders, etc.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of any entity in the AKD Group or any AKD Member in such manner as to give rise to any valid claim against any entity in the AKD Group, any AKD Member or GCI for any brokerage or finder’s commission, fee or similar compensation.

3.9.2. Disclosure.  The representations and warranties of each entity in the AKD Group and the AKD Members in this Agreement, including the Schedules hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained not misleading.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE DENALI MEMBERS

The Denali Members jointly and severally represent and warrant to GCI that, except as disclosed in the Denali Disclosure Schedule (which is numbered to correspond to the section numbers in this Section 4):

4.1. Organization and Standing; Capitalization.

4.1.1. Organization and Standing of Denali.  Denali is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Alaska.  Denali is qualified to do business and in good standing as a foreign limited liability company in the jurisdictions listed in Schedule 4.1.1, which are all of the jurisdictions where such qualification is required.  Denali has the requisite limited liability company power and authority to own its assets and carry on its business as presently being conducted.  Complete and correct copies of the articles of organization, operating agreement and membership records of Denali have been delivered to GCI.

4.1.2. Subsidiaries.  Denali does not own, directly or indirectly, any capital stock of, any partnership, equity or other ownership interest in or any security issued by any other corporation, organization, association, entity, business enterprise or other Person.

4.1.3. Capitalization.   All of the issued and outstanding Denali Interests are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by the Denali Members, free and clear of Encumbrances, as follows:

Member                                                      Percentage Interest

Pacificom                                                      71.35%
Red River                                                      28.65%

There are no outstanding options, warrants, convertible securities or other rights to acquire any membership interest or any other security from Denali.  No membership interests or other securities of Denali have been issued in violation of any preemptive or similar right of any Person or have been transferred in violation of, or are currently subject to, any right of first refusal or similar right of any Person.  All of the issued and outstanding ownership interests of Denali were issued in compliance with applicable law, including, without limitation, federal and state securities laws.  No securities of Denali are subject to any voting trust or other voting agreement.

4.2. The Transaction Agreements.

4.2.1. Execution and Validity.  Each Denali Member has the requisite power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to perform its obligations thereunder, and the execution, delivery and performance by such Denali Member of this Agreement and the other Transaction Agreements to which it is a party and the consummation by such Denali Member of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary action of the owners and managers of such Denali Member as required by applicable documents and law.  This Agreement has been duly executed and delivered by each Denali Member and constitutes, and each of the other Transaction Agreements to which any Denali Member is a party will be duly executed and delivered by such Denali Member at Closing and will constitute, the legal, valid and binding obligation of such Denali Member, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity.

4.2.2. No Violation or Approval.  The execution, delivery and performance by each Denali Member of the Transaction Agreements to which such Denali Member is a party and the consummation of the transactions contemplated by the Transaction Agreements do not and will not constitute or result in (a) a violation of any order, judgment or decree of any court or governmental agency or body having jurisdiction over Denali, any Denali Member, or any of their respective assets, or (b) a breach of or default under, or the acceleration of any obligation or creation of any Encumbrance under (whether immediately, upon the passage of time or after the giving of notice), or otherwise require a consent or waiver under, any agreement, instrument, lease, contract, mortgage, deed or license to which Denali or any Denali Member is a party or by which Denali or any Denali Member or any of their assets are bound or affected or (c) a violation of or a conflict with the articles of organization or operating agreement of Denali.  Except as described on Schedule 4.2.2, no notice to, or consent, approval, order or authorization of, or declaration or filing with, any governmental authority or entity or other Person is required to be obtained or made by Denali or any Denali Member in connection with the execution, delivery and performance of or the consummation of the transactions contemplated by any of the Transaction Agreements.

4.3. No Assets.

Denali does not own, lease or use any assets or properties other than the Denali Contracts and the Denali Licenses.

4.4. Financial Matters.

4.4.1. Financial Statements.  Attached to this Agreement as Schedule 4.4.1 are (a) the unaudited balance sheet of Denali as of December 31, 2005 (the “Denali Balance Sheet Date”), and the related audited statements of income, members’ equity and cash flows for the fiscal year then ended, and (b) the unaudited balance sheets of Denali as of May 31, 2006,  and the related audited statement of income, members’ equity and cash flows for the quarter  then ended (collectively, the “Denali Financial Statements”).  The Denali Financial Statements were prepared from the books and records of Denali, which are correct and complete.  The Denali Financial Statements present fairly and accurately the financial position of Denali and the results of its operations as of the respective dates and for the periods presented therein and have been prepared in accordance with GAAP.

4.4.2. No Undisclosed Liabilities.  Denali has no Liabilities except (i) Liabilities set forth on the balance sheet included in the Denali Financial Statements, and (ii) Liabilities which have arisen after the Denali Balance Sheet Date in the ordinary course of business, consistent with historical practice (none of which Liabilities arises out of or relates to any breach of contract, breach of warranty, tort, infringement or violation of law).  Denali is not a guarantor or otherwise liable for any Liability of any other Person.

4.4.3. Absence of Changes.  Since the Denali Balance Sheet Date, Denali has not undergone any adverse change in its business, condition (financial or otherwise) or prospects, or suffered any damage, destruction or loss (whether or not covered by insurance).  Since the Denali Balance Sheet Date, Denali has operated only in the ordinary course of business, consistent in all respects with historical practice, and no change has been made or transaction entered into in anticipation of the transactions contemplated hereby. Without limiting the generality of the foregoing, since the Denali Balance Sheet Date, Denali has not:

(a) made any loan, advance or other extension of credit to any Denali Member or any officer, director or employee of Denali or any Affiliate of any thereof;

(b) increased or experienced any adverse change in any assumption underlying any method of calculating bad debts, contingencies or other reserves from that reflected in the Denali Financial Statements;

(c) cancelled, compromised, written down, written off or waived any claim or right of substantial value;

(d) sold, transferred, distributed or otherwise disposed of any of its assets except for sales of equipment for fair consideration in the ordinary course of business which has either been replaced by comparable equipment or is no longer necessary for the operation of Denali’s business;

(e) made any capital expenditure or commitment for additions to property, plant or equipment;

(f) made or agreed to make any increase in the compensation payable or benefits provided to any of the officers or directors of Denali;

(g) paid any severance or termination pay to any officer, director or employee of Denali;

(h) changed the methods of accounting or accounting principles or practices of Denali set forth in or reflected by the Financial Statements;

(i) entered into any contract or received any payment as a result of which Denali would be required to provide goods or services to any Person after the Closing without receiving full payment for those goods or services at or after the time they are provided;

(j) entered into any transaction or contract, or amended or terminated any transaction or contract, with respect to the business of Denali, except normal transactions or contracts consistent in nature and scope with prior practices and entered into in the ordinary course of business in arm’s-length transactions, none of which transactions or contracts, or amendments or terminations thereof, could reasonably be expected to have a material adverse effect upon the business of Denali or the financial condition or prospects thereof;

(k) terminated or been advised of the termination of or material reduction in its relationship with any material customer or supplier;

(l) changed in any material respect the business policies or practices of Denali or failed to operate the business of Denali in good faith and in the ordinary course; or

(m) agreed, whether in writing or not, to do any of the foregoing.

4.4.4. Taxes.  Denali has filed all Tax Returns that it has been required to file. All such Tax Returns were correct and complete in all material respects.  All Taxes owed by Denali (whether or not required to be shown on a Tax Return) have been paid.  Denali is not currently the beneficiary of any extension of time within which to file any Tax Return.  Denali has not received notice from an authority in a jurisdiction where it does not file Tax Returns that it may be subject to taxation by that jurisdiction.  Denali has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.  Schedule 4.4.4 lists all Tax Returns filed by Denali since January 1, 1999 (complete copies of which have been delivered to GCI) and indicates those Tax Returns that have been audited or are currently being audited or for which Denali has received notice of a proposed audit.  Denali has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  Denali has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.  Denali has never been a member of an affiliated group filing a consolidated federal income Tax Return (or any other consolidated, combined or unitary income Tax Return).  The reserves for Taxes in the Denali Financial Statements are adequate.  Denali is not subject to any agreements that could result in any “excess parachute payments” under Code Section 280G.  Denali has not agreed to and is not otherwise required to make any adjustments pursuant to Code Section 481(a) or any similar provision of state, local or foreign law by reason of a change in accounting method.  No taxing authority has proposed any such adjustment or change in accounting method with respect to Denali.  There is no application pending with any taxing authority requesting permission for any change in accounting method of Denali.  Denali has not participated in any investment or transaction that (i) constituted a “tax shelter” within the meaning of Section 6111(c)(1) of the Code; or (ii) would constitute a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, whether entered into before or after the effective date of such Treasury Regulation.  None of Denali’s assets are subject to any liens in respect of Taxes, except liens that are expressly permitted under the terms of this Agreement.

4.4.5. Accounts Receivable.  The accounts receivable of Denali (i) are validly existing, (ii) are enforceable by Denali in accordance with the terms of the instruments or documents creating them, (iii) are owned by Denali free and clear of all Encumbrances, (iv) represent monies due for, and have arisen solely out of, bona fide performance of services and other business transactions in the ordinary course of business consistent with past practices and (v) are collectible within one year after the Closing Date at the full recorded amount thereof less any allowance for uncollectible accounts receivable that is reflected in the Final Closing Adjustment Schedule.  There are no refunds, discounts or other adjustments payable with respect to any such accounts receivable, and there are no defenses, rights of set-off, counterclaims, assignments, restrictions, encumbrances, or conditions enforceable by third parties on or affecting any account receivable.

4.5. Operational Matters.

4.5.1. Compliance With Law.  Denali has conducted its operations in material compliance with applicable laws.  The Denali Members have no knowledge of and Denali has not received notice of any violations of law relating to Denali, Denali’s operations or the Denali Contributed Assets.  Neither any Denali Member, Denali nor any officer, employee or agent of Denali has directly or indirectly given or agreed to give any gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder Denali or made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for United States federal, state, local or foreign public office, in any case, which would subject Denali to any Liability or the failure to make which in the future could adversely affect the business or prospects of Denali.

4.5.2. Litigation. There are no actions, claims, suits, audits, examinations, investigations or proceedings pending or, to the knowledge of Denali or the Denali Members, threatened against Denali, whether by a private Person or a governmental agency or body, nor is there any reasonable basis for any such action, claim, suit, audit, examination, proceeding or investigation.  No judgments, orders, decrees, citations, fines or penalties have been entered or assessed against Denali.

4.5.3. Contracts.  Schedule 4.5.3 contains a true and complete list of all Contracts to which or by which Denali is a party or otherwise bound that: (a) have a duration of twelve (12) months or more and that are not terminable without penalty upon 30 days or less prior written notice; (b) require or could reasonably be expected to require any party thereto to pay $5,000 or more; (c) are between Denali and any Governmental Entity; (d) have or may have the effect of prohibiting or impairing any business practice of Denali or any entity in the AKD Group; (e) under which Denali or any entity in the AKD Group is restricted from providing services to customers or potential customers in any geographic area, during any period of time or in any segment of a market; or (f) contain any restrictive covenant or confidential or secrecy agreement other than such an agreement relating solely to information about a customer’s business or Denali or any entity in the AKD Group’s services to such customer (Contracts described in (a) through (f) above are referred to collectively as the “Denali Contracts”).  The Denali Members have made available to GCI a true and complete copy of each Contract.  Neither Denali nor, to the knowledge of Denali or any Denali Member, any other party is in default under or in breach or violation of any Denali Contract, nor has an event occurred that (with or without notice, lapse of time or both) would constitute a default or breach or violation by Denali, or to the knowledge of Denali or any Denali Members, any other party, under any Denali Contract.  Subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or such laws affecting the enforcement of creditors rights generally and to general principles of equity, each Denali Contract is legal, valid, binding, enforceable and in full force and effect, and subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors rights generally and to general principles of equity, will continue to be legal, valid, binding, enforceable and in full force and effect following the consummation of the transactions contemplated hereby.

4.5.4. Transactions With Affiliates.  No Denali Member, no director, officer, manager or employee of Denali and no Affiliate of any thereof is currently a party to any Denali Contract or has been a party to any material transaction with Denali since December 31, 2004.

4.5.5. Insurance.  Schedule 4.5.5 is a true and complete list of all insurance policies (including self-insurance arrangements) maintained by Denali (including coverage limits, deductibles, named insureds and policy periods), all of which policies are in full force and effect.  No insurance company with which Denali has had a policy has ever terminated or declined to renew such insurance

4.5.6. Books and Records.  The Denali Members have made available to GCI true and correct copies of all books and records of Denali.

4.5.7. Bank Accounts; Powers of Attorney.  Schedule 4.5.7 is a true and complete list of all bank accounts, securities accounts and other financial accounts maintained by or for the benefit of Denali, including the name of the institution at which the account is maintained, the name and number of the account, the purpose of the account and the names and capacities of all persons authorized to sign on the account.  Schedule 4.5.7 also lists all powers of attorney or similar instruments signed by Denali authorizing any person to act on its behalf with respect to any matter.

4.6. Employee Matters.

Denali has no employees and has never had any employees since its inception. Neither Denali nor any other entity that is a member of a controlled group with Denali, as determined under ERISA Section 4001(a)(14), has ever maintained or contributed to any of the following: (a) any nonqualified deferred compensation or retirement plan or arrangement which is an “Employee Pension Benefit Plan” as defined in Section 3(2) of ERISA; (b) any qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) any qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any “Multiemployer Plan”, as defined in Section 3(37) of ERISA); or (d) any “Employee Welfare Benefit Plan” as defined in Section 3(1) of ERISA.

4.7. Environmental Matters.

  Denali is conducting and at all times has conducted its business and operations, and has occupied, used and operated all real property and facilities presently or previously owned, occupied, used or operated by Denali, in compliance (in all material respects) with all Environmental Laws and so as not to give rise to Liability under any Environmental Laws or to any adverse impact on Denali’s business or activities.  Neither Denali nor any Denali Members have any knowledge of pending or proposed changes to any Environmental Laws that would require any changes in any of Denali’s premises, facilities, equipment, operations or procedures or affect Denali’s business or its cost of conducting its business as now conducted.  No conditions, circumstances or activities have existed or currently exist (including, without limitation, off-site disposal or treatment of Hazardous Substances) which could give rise to any Liability pursuant to any Environmental Laws.  Neither Denali nor its predecessors have at any time owned, occupied, used or operated any real property or facilities.

4.8. Communications Regulatory Matters.

4.8.1. Denali Licenses. Denali is fully qualified under the Communications Laws to be an FCC licensee.  Schedule 4.8.1 lists all licenses and authorizations issued by the FCC or the RCA to Denali (the “Denali Licenses”), together with the name of the licensee or authorization holder, the expiration date of the Denali Licenses and, where applicable, the relevant FCC market designation.  Denali validly holds the Denali Licenses which represent all the FCC authorizations required in connection with the ownership and operation of the Denali wireless telecommunications business as it is presently being conducted.  The Denali Licenses are not subject to any conditions outside of the ordinary course.  No person other than Denali has any right, title or interest (legal or beneficial) in or to, or any right or license to use, the Denali Licenses. The Denali Licenses have been granted to Denali by Final Order and are in full force and effect.

4.8.2. Compliance. Denali is in material compliance with the Communications Laws, including without limitation those relating to: (i) the Communications Assistance for Law Enforcement Act (CALEA); (ii) E-911 Phase I and Phase II compliance; (iii) number porting, number pooling and related number usage and utilization reports; (iv) Telecommunications Relay Service obligations; (v) universal service obligations; (vi) the payment of regulatory fees; (vii) Text Telephone Devices (TTY); (viii) the submission of quarterly, semi-annual, annual or other periodic reports or filings with the FCC or other Governmental Entity or administrative body (e.g. the National Exchange Carrier Association (NECA) and the Universal Service Administrative Company (USAC)); (ix) compliance with the National Environmental Protection Act (NEPA) provisions applicable to telecommunications carriers; (x) compliance with any spectrum clearing or incumbent relocation cost sharing obligations; and (xi) compliance with FCC and FAA antenna registration and painting and lighting requirements.

4.8.3. Proceedings.  There are no objections, petitions to deny, complaints (formal or informal) competing applications or other proceedings pending before the FCC or any other Governmental Entity having jurisdiction over Denali or the Denali Licenses relating to Denali or the Denali Licenses.  Denali has not received any notice of any claim of default with respect to any of the Denali Licenses.   Except for proceedings affecting the wireless industry generally, and except as disclosed on Schedule 4.8.3, there is not pending or, to the knowledge of Denali, threatened against Denali or the Denali Licenses any action, petition, objection or other pleading, or any proceeding with the FCC or any other Governmental Entity, which contests the validity of, or seeks the revocation, forfeiture, non-renewal modification or suspension of, the Denali Licenses, or which would adversely affect the ability of Denali to consummate the transactions contemplated by this Agreement.

4.8.4. Filings.  All documents required to be filed during the ownership of the Denali Licenses by Denali with the FCC or any other Governmental Entity have been timely filed or the time period for such filing has not lapsed, except where such failure to timely file would not reasonably be expected to result in the revocation, cancellation, forfeiture, non-renewal or suspension of any authorization or license or the imposition of any monetary forfeiture.  All of such filings were complete and correct in all material respects when filed.

4.8.5. Build-Out. Denali is not in breach or otherwise in violation of any FCC build-out requirements with respect to any FCC authorization held by it.  Each FCC licensed station has been built out at least to the minimum extent required by the Communications Laws.  Any and all FCC notifications or filings associated with the build-out were timely filed and were true complete and correct when filed. There has been no discontinuance of service subsequent to the completion of construction and certification that would cause the Denali Licenses to be deemed forfeited or automatically cancelled by the FCC.

4.9. Transactional Matters.

4.9.1. Brokers, Finders, etc.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Denali or any Denali Member in such manner as to give rise to any valid claim against Denali, any Denali Member or GCI for any brokerage or finder’s commission, fee or similar compensation.

4.9.2. Disclosure.  The representations and warranties of the Denali Members in this Agreement, including the Schedules hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained not misleading.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF GCI

GCI represents and warrants to AKD, Parent, the AKD Members and the Denali Members that:

5.1. Organization and Standing.

  GCI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Alaska.  GCI has the requisite corporate power and authority to execute and deliver each of the Transaction Agreements to which it is a party and to perform its obligations thereunder.  The execution, delivery and performance by GCI of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by GCI of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary corporate action on the part of GCI.

5.2. Execution and Validity of Agreements.

  This Agreement has been duly executed and delivered by GCI and constitutes, and each of the other Transaction Agreements to which GCI is a party will be duly executed and delivered at Closing and will constitute, the legal, valid and binding obligation of GCI, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law.

5.3. No Violation or Approval.

  The execution, delivery and performance by GCI of each of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby does not and will not result in (a) a violation of any law, rule or regulation, order, judgment or decree applicable to GCI or any order, judgment or decree of any court or any governmental agency or body having jurisdiction over GCI or its properties or assets, (b) a breach or a default under (whether immediately, upon the passage of time or after giving notice), or the acceleration of any payment under any material agreement, instrument, lease, contract, mortgage, or license to which GCI is a party or by which it or any of its properties or assets is bound, or (c) a violation of or a conflict with its charter or bylaws.  No consent, approval, order or authorization of, or declaration or filing with, any governmental authority or entity or other party is required to be, and has not been, obtained or made by GCI in connection with the execution, delivery and performance of or the consummation of the transactions contemplated by any of the Transaction Agreements.

5.4. Brokers, Finders, etc.

  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of GCI in such manner as to give rise to any valid claim against any AKD, the AKD Members or the Denali Members for any brokerage or finder’s commission, fee or similar compensation.

5.5. No Oral Warranties.

  Except for the warranties and representations expressly set forth in this Agreement, GCI is relying solely on its own expertise and that of its consultants, employees, agents, servants and representatives in connection with its acquisition of the Denali Interests and the AKD Common Units (collectively, the “Interests”).  GCI has or will conduct such investigation, analysis and inspection of AKD, Denali and their respective businesses as it deems necessary or appropriate and shall rely upon such investigation, analysis and inspection in connection with the acquisition of the Interests.  GCI acknowledges and agrees that neither Denali, AKD, Parent, the AKD Members and/or the Denali Members, on the one hand, nor their respective officers, directors, members, employees, servants, agents, attorneys or representatives have made any oral agreements, warranties or representations, and that none of Denali, AKD, Parent, the AKD Members and/or the Denali Members are liable or bound by any oral or written statement, agreement, information, warranty or representation with respect to the Interests, AKD, Denali of the business or assts of AKD or Denali made by any Person whatsoever, unless such statement, agreement, information, warranty or representation is expressly set forth in this Agreement.  In connection with its acquisition of the Interests, GCI is not relying on any oral statements or representations made or given by any Person whomsoever.  The parties agree that this Section 5.5 shall in no way diminish or otherwise impair GCI’s ability (a) to seek indemnification for any breach of any representation or warranty herein or (b) to enforce its rights under this Agreement or the documents and instruments delivered pursuant to this Agreement.

SECTION 6

COVENANTS

6.1. Exclusivity; Acquisition Proposals.

 Unless and until this Agreement shall have been terminated pursuant to Section 11, none of any entity in the AKD Group, Parent, the AKD Members or the Denali Members shall take or cause or permit to be taken, directly or indirectly, any of the following actions with any Person other than GCI and its designees or agents: (a) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire the business or assets of any entity in the AKD Group or Denali, whether by merger, consolidation, other business combination, purchase of assets or stock, tender or exchange offer or otherwise (each of the foregoing an “Acquisition Transaction”); (b) disclose any information not customarily disclosed to any Person who is or may be requesting such information for purposes of a possible Acquisition Transaction; (c) agree to or execute any letter of intent, terms sheet or agreement relating to an Acquisition Transaction; or (d) make or authorize any public statement or solicitation with respect to any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the transactions contemplated hereby.

6.2. Notices and Consents.

(a) Each entity in the AKD Group, Parent, the AKD Members and the Denali Members shall cooperate with each other and use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including all applications required to be filed with the FCC and the RCA) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Third Party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Regulatory Consents”).  GCI will provide reasonable cooperation to the forgoing Parties to obtain such Regulatory Consents.  None of GCI, any entity in the AKD Group, Parent, the AKD Members or the Denali Members shall agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Parties reasonably in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate.

(b) GCI, each entity in the AKD Group, Parent, the AKD Members and the Denali Members each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers, members and members and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of any entity in the AKD Group or Denali to any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c) Subject to applicable Law and the instructions of any Governmental Entity, GCI, each entity in the AKD Group, Parent, the AKD Members and the Denali Members each shall keep the others apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by such Person from any Governmental Entity with respect to such transactions.

6.3. Preparation for Closing.

  Each of the Parties will use commercially reasonable efforts to take all actions necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the conditions precedent set forth in Section 7) and the other Transaction Agreements.

6.4. Notification of Certain Matters.

  Between the date of this Agreement and the Closing Date, each Party shall give prompt notice in writing to the other Parties of: (a) any information that indicates that any of such Party’s representations or warranties contained herein was not true and correct in all material respects as of the date hereof or will not be true and correct in all material respects at and as of the Closing Date (except for changes permitted or contemplated by this Agreement), (b) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in Section 8 hereof to be satisfied, (c) any notice or other communication from any Person indicating that such Person will not or may not grant any consent or approval required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such Person and (d) any other material development that occurs after the date of this Agreement and affects the accuracy of the representations, warranties, covenants or Disclosure Schedule contained herein.  No notice given under this Section 6.4 will be deemed to amend or supplement any Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant of any Party.

6.5. Other Limitations on Conduct of AKD’s and Properties’ Businesses.

  AKD, Parent and the AKD Members hereby covenant and agree with GCI that, prior to the earlier of the termination of this Agreement pursuant to Section 11 or the Closing Date, unless the prior written consent of GCI shall have been obtained and except as otherwise contemplated herein, they shall operate the business of each entity in the AKD Group only in the usual, regular and ordinary course of business consistent with historical practice, incurring only ordinary and necessary business expenses consistent with historical practice.  Without limiting the foregoing, unless the prior written consent of GCI shall have been obtained and except as otherwise contemplated herein, prior to the earlier of the termination of this Agreement pursuant to Section 11 or the Closing Date AKD, Parent and the AKD Members shall: (a) use commercially reasonable efforts to preserve intact the business and assets of each entity in the AKD Group, including present operations, facilities, employee relationships and relationships with lessors, licensors, suppliers and customers; (b) comply with all applicable laws and regulations, and maintain the licenses, registrations, rights and franchises of each entity in the AKD Group; (c) not declare, set aside or pay any dividend or make any distribution with respect to the membership interests of any entity in the AKD Group or redeem, purchase, or otherwise acquire any such membership interests, except for the distributions contemplated by Section 2.2; (d) not enter into any material contracts, obligations, commitments or agreements (including without limitation any material modification or amendment to any such contract, commitment or agreement) other than in the ordinary course of business; (e) not sell, dispose of or otherwise transfer or encumber any assets, except in the ordinary course of business consistent with past practice; (f) not increase the compensation, benefits or any other form of remuneration to officers or employees, other than in connection with promotions and performance reviews in accordance with past practice, and not award any bonuses or other extraordinary compensation to any officers or employees, except such as are paid in full in cash prior to the Closing; (g) not modify, alter or amend the terms or provisions of any AKD Plan; (h) maintain in full force and effect all insurance policies in effect on the date hereof or replacement policies providing comparable coverage if available on commercially reasonable terms; (i) not authorize for issuance, issue or obligate any entity in the AKD Group  to issue any membership interests or any options, warrants, convertible securities or other  rights to acquire any membership interests; (j) cause any entity in the AKD Group to pay and discharge all liabilities when due and not cause any entity in the AKD Group to accelerate the collections of receivables beyond their normal, stated terms; (k) not allow any entity in the AKD Group to hire additional management employees; and (l) not knowingly take any action that would (i) adversely affect the ability of any entity in the AKD Group to obtain any necessary approvals of any third parties or any governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect any entity in the AKD Group’s ability to perform its covenants and agreements under this Agreement or any other Transaction Agreement.  Prior to Closing, AKD intends to acquire the interest of all Persons who are participants under that certain Profits Participation Plan and to terminate such Profit Participation Plan, and nothing contained in this Section 6.5 shall restrict the right of AKD to take such actions or require the consent of GCI prior to taking such actions.

6.6. Other Limitations on Conduct of Denali’s Business.

  The Denali Members hereby covenant and agree with GCI that, prior to the earlier of the termination of this Agreement pursuant to Section 11 or the Closing Date, unless the prior written consent of GCI shall have been obtained and except as otherwise contemplated herein, they shall cause Denali to operate its business only in the usual, regular and ordinary course of business consistent with historical practice, incurring only ordinary and necessary business expenses consistent with historical practice.  Without limiting the foregoing, unless the prior written consent of GCI shall have been obtained and except as otherwise contemplated herein, prior to the earlier of the termination of this Agreement pursuant to Section 11 or the Closing Date the Denali Members shall cause Denali to: (a) use commercially reasonable efforts to preserve intact its business and assets, including present operations, facilities, employee relationships and relationships with lessors, licensors, suppliers and customers; (b) comply with all applicable laws and regulations, and maintain its licenses, registrations, rights and franchises; (c) not declare, set aside or pay any dividend or make any distribution with respect to its membership interests or redeem, purchase, or otherwise acquire any such membership interests; (d) not enter into any material contracts, obligations, commitments or agreements (including without limitation any material modification or amendment to any such contract, commitment or agreement) other than in the ordinary course of business; (e) not sell, dispose of or otherwise transfer or encumber any assets, except in the ordinary course of business consistent with past practice; (f) not increase the compensation, benefits or any other form of remuneration to its officers or employees, other than in connection with promotions and performance reviews in accordance with past practice, and not award any bonuses or other extraordinary compensation to any officers or employees, except such as are paid in full in cash prior to the Closing; (g) maintain in full force and effect all insurance policies in effect on the date hereof or replacement policies providing comparable coverage if available on commercially reasonable terms; (h) not authorize for issuance, issue or obligate itself to issue any membership interests or any options, warrants, convertible securities or other  rights to acquire any membership interests; (i) pay and discharge all liabilities when due and not accelerate the collections of receivables beyond their normal, stated terms; and (j) not knowingly take any action that would (i) adversely affect its ability to obtain any necessary approvals of any third parties or any governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement or any other Transaction Agreement.

6.7. Access to Information.

  Each entity in the AKD Group shall afford, and the Denali Members shall cause Denali to afford, GCI and its accountants, counsel and other representatives reasonable access during normal business hours prior to the Closing Date to (a) all of their financial statements, properties, books, contracts, commitments and records and (b) all other information concerning their business and assets as GCI may reasonably request.  No information or knowledge obtained after the date hereof in any investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated hereby.

6.8. Cooperation.

  Each of the Parties, upon the reasonable request from time to time of any other Party, shall take and cooperate with the other Parties in taking such actions as may be reasonably necessary or desirable to consummate the transactions contemplated hereby and to comply with the terms of this Agreement.

6.9. Announcements.

  Prior to the Closing, except as may be required by law or applicable stock exchange rules, no Party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, which approval will not be unreasonably withheld or delayed.  If GCI believes that it is required by law or applicable stock exchange rules to make such a public announcement, it shall promptly advise the other Parties and use reasonable efforts, consistent with its legal obligations or obligations under stock exchange rules, to allow the other Parties an opportunity to review and comment upon the announcement before the announcement is made.

6.10     Use of Proceeds of Interim Capital Loans.

  All proceeds from the Interim Capital Loans will be used by AKD for capital improvements to be made by AKD as approved by GCI, which approval is not to be unreasonably withheld or delayed.  AKD will not make any additional draws on the Interim Capital Loans following the Closing without GCI’s approval.

SECTION 7

CLOSING DELIVERIES

7.1. Of AKD, Parent and the AKD Members.

  At the Closing, AKD, Parent and the AKD Members shall make the following deliveries, unless waived by GCI:

(a) Parent and each AKD Member shall deliver a counterpart of the Operating Agreement, duly executed by such Person and duly executed by Fire Lake.

(b) AKD shall deliver to GCI an amended version of Schedule 1.3 and Schedule 4.1 of the Operating Agreement reflecting the AKD Common Units issued to GCI pursuant to Sections 2.3 and 2.4.

(c) Parent and each AKD Member shall deliver instruments of assignment in form and substance reasonably satisfactory to GCI transferring to AKD the number of AKD Common Units to be redeemed by AKD from Parent or such AKD Member pursuant to Section 2.4, with full warranty of title, duly executed by such Person.

(d) AKD shall deliver to Parent and the AKD Members cash or immediately available funds, by wire transfer as contemplated by Section 2.4

(e) The AKD Members shall cause Fire Lake to deliver a counterpart of the Management Agreement, duly executed by Fire Lake.

(f) AKD shall deliver evidence in form and substance reasonably satisfactory to GCI that the Management Agreement between AKD and Poplar Associates LLC has been terminated effective as of the Closing Date, without Liability or further obligation of AKD.

(g) AKD shall deliver a counterpart of the Management Agreement, duly executed by AKD.

(h) AKD shall deliver payoff letters in form and substance reasonably satisfactory to GCI with respect to any Liabilities of AKD that are to be paid off at the Closing with the GCI capital contributions made pursuant to Section 2.3.

(i) AKD, Parent and the AKD Members shall deliver counterparts of any other Transaction Agreements to which AKD, Parent or the AKD Members are a party, duly executed by such Party.

(j) AKD shall deliver an opinion of The Bogatin Law Firm, PLC, counsel to AKD, the AKD Members and the Denali Members, covering the matters set forth on the attached Exhibit C.  Such opinion shall be dated as of the Closing Date and shall be in form and substance reasonably satisfactory to GCI and its counsel.

(k) AKD shall deliver an opinion of Lukas, Nace, Gutierrez & Sachs, Chartered, counsel to AKD, the AKD Members and the Denali Members, covering the matters set forth on the attached Exhibit D.  Such opinion shall be dated as of the Closing Date and shall be in form and substance reasonably satisfactory to GCI and its counsel.

(l) AKD, Parent and each AKD Member shall deliver a certificate signed on behalf of AKD, Parent or such AKD Member by an authorized person, confirming that the conditions precedent to the obligations of GCI under Section 8.2.2 have been fulfilled, insofar as those conditions relate to the representations and warranties made by or to the obligations and covenants of AKD, Parent or such AKD Member.

(m) AKD shall deliver the certificate regarding wireless telephone subscribers contemplated by Section 3.5.4.

(n) AKD shall deliver a Non-Competition Agreement executed by each of the persons specified in Schedule 7.1(n) in the form attached as Exhibit E.

(o) AKD shall deliver such certificates or other documents as may be reasonably requested by GCI, including without limitation certificates of legal existence, good standing and certified charter documents from the Alaska Department of Commerce, Community, and Economic Development and certificates of officers or member AKD with respect to minutes, resolutions, bylaws and any other relevant matters concerning the authorization of the transactions contemplated hereby.

7.2. Of the Denali Members.

  At the Closing, each Denali Member shall make the following deliveries, unless waived by GCI:

(a) Each Denali Member shall deliver instruments of assignment in form and substance reasonably satisfactory to GCI transferring to GCI such Denali Member’s Denali Interest, with full warranty of title, duly executed by such Denali Member.

(b) The Denali Members shall cause Denali to deliver instruments of assignment in form and substance reasonably satisfactory to GCI transferring to AKD the Denali Licenses, with full warranty of title, duly executed by Denali.

(c) Each Denali Member shall deliver counterparts of any other Transaction Agreements to which such Denali Member is a party, duly executed by such Denali Member.

(d) Each Denali Member shall deliver a certificate signed by such Denali Member on behalf of such Denali Member by an authorized person, confirming that the conditions precedent to the obligations of GCI under Section 8.2.3 have been fulfilled, insofar as those conditions relate to the representations and warranties made by or to the obligations and covenants of such Denali Member.

(e) The Denali Members shall deliver such certificates or other documents as may be reasonably requested by GCI, including without limitation certificates of legal existence, good standing and certified charter documents from the Alaska Department of Commerce, Community, and Economic Development and certificates of officers or member Denali with respect to minutes, resolutions, bylaws and any other relevant matters concerning the authorization of the transactions contemplated hereby.

7.3. Of GCI.

  At the Closing, GCI shall make the following deliveries, unless waived by the AKD Members’ Agent and the Denali Members’ Agent:

(a) GCI shall deliver to the Denali Members cash or immediately available funds, by wire transfer as contemplated by Section 2.1.

(b) GCI shall deliver to AKD cash or immediately available funds, by wire transfer as contemplated by Section 2.3.

(c) GCI shall deliver to AKD instruments of assignment in form and substance reasonably satisfactory to the AKD Members’ Agent transferring to AKD the Denali Interest purchased by GCI pursuant to Section 2.1, with full warranty of title, duly executed by GCI.

(d) GCI shall deliver to AKD cash or immediately available funds, by wire transfer as contemplated by Section 2.4.

(e) GCI shall deliver counterparts of any other Transaction Agreements to which GCI a party, duly executed by GCI.

(f) GCI shall deliver a certificate signed by GCI by an authorized officer, confirming that the conditions precedent to the obligations of AKD, the AKD Members and the Denali Members under Section 8.1.2 have been fulfilled.

(g) GCI shall deliver such certificates or other documents as may be reasonably requested by the AKD Members’ Agent or the Denali Members’ Agent, including without limitation certificates of legal existence, good standing and certified charter documents from the Alaska Department of Commerce, Community, and Economic Development and certificates of officers of GCI with respect to minutes, resolutions, bylaws and any other relevant matters concerning the authorization of the transactions contemplated hereby.

SECTION 8

CONDITIONS PRECEDENT

8.1. Conditions to Obligations of AKD, Parent, the AKD Members and the Denali Members

  The obligations of AKD, Parent, the AKD Members and the Denali Members to consummate the transactions contemplated by this Agreement are subject to the satisfaction, prior to or contemporaneously with the Closing, of the following conditions, which may be waived in whole or in part by a written instrument signed by the AKD Members’ Agent and the Denali Members’ Agent:

8.1.1. Closing Deliveries by GCI.  GCI shall have tendered delivery of all items required to be delivered by GCI under Section 7.

8.1.2. Representations; Covenants; Closing Certificates. The representations and warranties of GCI contained in Section 5, if qualified by reference to materiality, shall be correct and complete, and if not so qualified, shall be correct and complete in all material respects, as of the Closing Date.  GCI shall have complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

8.1.3. General.  All instruments and legal and corporate proceedings on the part of GCI in connection with the transactions contemplated by this Agreement and the other Transaction Agreements shall be reasonably satisfactory in form and substance to AKD, the AKD Members and the Denali Members.

8.2. Conditions to Obligations of GCI.

  The obligations of GCI to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, prior to or contemporaneously with the Closing, of the following conditions, which may be waived in whole or in part by GCI in writing:

8.2.1. Closing Deliveries by AKD, Parent, the AKD Members and the Denali Members.  AKD, Parent, the AKD Members and the Denali Members shall have tendered delivery of all items required to be delivered by them under Section 7.

8.2.2. Representations and Covenants of AKD, Parent and the AKD Members.  The representations and warranties of AKD, Parent and the AKD Members contained in Section 3, if qualified by reference to materiality, shall be correct and complete, and if not so qualified, shall be correct and complete in all material respects, as of the Closing Date.  AKD, Parent and each AKD Member shall have complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

8.2.3. Representations and Covenants of the Denali Members.  The representations and warranties of the Denali Members contained in Section 4, if qualified by reference to materiality, shall be correct and complete, and if not so qualified, shall be correct and complete in all material respects, as of the Closing Date.  Each Denali Member shall have complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

8.2.4. General.  All instruments and legal and limited liability company proceedings on the part of AKD, Parent, the AKD Members and the Denali Members in connection with the transactions contemplated by this Agreement and the other Transaction Agreements shall be reasonably satisfactory in form and substance to GCI.

8.3. Conditions to the Obligations of Each Party.

  The obligations of each of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the following additional conditions:

8.3.1. Regulatory Consents.  All Regulatory Consents shall have been granted without the imposition of any adverse condition on GCI, any entity in the AKD Group, Denali or any of their Affiliates and all such Regulatory Consents shall be in full force and effect as of the Closing Date.

8.3.2. Other Consents.  Each entity in the AKD Group, Parent, the AKD Members and the Denali Members shall have given, made or obtained all notices, consents, approvals, orders, authorizations, declarations or filings to, of or with any Person required to be given, made or obtained by any such Party in connection with the execution, delivery and performance of, or consummation of the transactions contemplated by, any of the Transaction Agreements.

8.3.3. No Litigation.  No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court or governmental body prohibiting, preventing or materially restraining the consummation of the transactions contemplated by this Agreement shall have been issued and shall not have expired or been withdrawn or reversed and there shall be no pending or threatened litigation or other proceeding seeking to prohibit, prevent or materially restrict or impose any material limitations on the consummation of such transactions.  The Parties hereto shall use their commercially reasonable efforts to cause any such temporary restraining order, preliminary or permanent injunction or other order to be vacated or lifted as promptly as possible.

SECTION 9

POST-CLOSING COVENANTS

9.1. Further Assurances.

  Each of the Parties, before, at and after the Closing Date, upon the reasonable request from time to time of any other Party and without further consideration, shall do each and every act and thing as may be necessary or reasonably desirable to fully and effectively consummate, evidence and confirm the transactions contemplated hereby, including: (a) executing, acknowledging and delivering assurances, assignments, powers of attorney and other documents and instruments; (b) furnishing information and copies of documents, books and records; (c) filing reports, returns, applications, filings and other documents and instruments with governmental authorities; (d) assisting in responding to any inquiry or claim of any Person with respect to a transaction occurring prior to the Closing; (e) assisting in good faith in any litigation, threatened litigation or claim and cooperating therein with other Parties and their advisors and representatives, including providing relevant documents and evidence and maintaining confidentiality in connection with such litigation or threatened litigation or claims, in each case, other than litigation, threatened litigation or claims in which the Party requesting such cooperation is adverse to the Party from whom such cooperation is requested; and (f) cooperating with the other Parties (at such other Parties’ expense except as provided in this Agreement) in exercising any right or pursuing any claim, whether by litigation or otherwise, other than rights and claims running against the Party from which such cooperation is requested.

9.2. Announcements.

  Following the Closing, except as may be required by law, no Party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, which approval will not be unreasonably withheld or delayed.  If GCI believes that it is required by law to make such a public announcement, it shall promptly advise the other Parties and use reasonable efforts, consistent with its legal obligations, to allow the other Parties an opportunity to review and comment upon the announcement before the announcement is made.

SECTION 10

INDEMNIFICATION

10.1. Indemnification by AKD, Parent and the AKD Members.

  Subject to the limitations set forth in this Section 10, AKD, Parent and the AKD Members hereby agree, jointly and severally, to indemnify and hold harmless GCI, AKD, any employee benefit plan of GCI or AKD and each of their respective officers, directors, employees and Affiliates (each, in such capacity, a “GCI Indemnitee”), from, against and in respect of any and all Adverse Consequences arising from, or otherwise related to, directly or indirectly, any of the following:

(a) Any breach of any representation or warranty made by AKD, Parent or the AKD Members in this Agreement or any other Transaction Agreement (as each such representation or warranty would be read if all qualifications as to materiality or knowledge or words of similar import were deleted therefrom); and

(b) Any breach or default in performance by AKD, Parent or any AKD Member of any covenant or other agreement in this Agreement or any other Transaction Agreement.

10.2. Indemnification by the Denali Members.

  Subject to the limitations set forth in this Section 10, the Denali Members hereby agree, jointly and severally, to indemnify and hold harmless each GCI Indemnitee from, against and in respect of any and all Adverse Consequences arising from, or otherwise related to, directly or indirectly, any of the following:

(a) Any breach of any representation or warranty made by the Denali Members in this Agreement or any other Transaction Agreement (as each such representation or warranty would be read if all qualifications as to materiality or knowledge or words of similar import were deleted therefrom); and

(b) Any breach or default in performance by any Denali Member of any covenant or other agreement in this Agreement or any other Transaction Agreement.

10.3. Indemnification by GCI.

  Subject to the limitations set forth in this Section 10, GCI hereby agrees to indemnify and hold harmless AKD, Parent, the AKD Members and the Denali Members, and each of their respective officers, directors, employees and Affiliates, from, against and in respect of any and all Adverse Consequences arising from, or otherwise related to, directly or indirectly, any of the following:

(a) Any breach of any representation or warranty made by GCI in this Agreement or any other Transaction Agreement (as each such representation or warranty would be read if all qualifications as to materiality or knowledge or words of similar import were deleted therefrom); and

(b) Any breach or default in performance by GCI of any covenant or other agreement in this Agreement or any other Transaction Agreement.

10.4. Survival; Time Limits for Indemnification.

  The representations and warranties made in this Agreement, or in any certificate or other document delivered pursuant to this Agreement or in connection with this Agreement, will survive the Closing Date as follows (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing): (a) the representations and warranties contained in Sections 3.1, 3.2, 3.3.2, 3.9.2, 4.1, 4.2, 4.3 and 4.9.2 hereof shall not terminate and shall survive the Closing Date indefinitely; (b) the representations and warranties contained in Sections 3.4.4, 3.6, 3.7, 3.8, 4.4.4, 4.6, 4.7 and 4.8 hereof shall survive the Closing Date for a period of three years and shall terminate on the third anniversary of the Closing Date; and (c) all other representations and warranties in this Agreement or in any certificate or other document delivered pursuant to this Agreement or in connection with this Agreement survive the Closing Date for a period of two years and shall terminate on the second anniversary of the Closing Date.  The covenants of the Parties made in this Agreement will survive the Closing Date indefinitely.  Each Party shall promptly notify the others of any facts or other circumstances of which such Party becomes aware or has any knowledge that could give rise to a claim for indemnification under this Agreement by any Party.  No Party will have any obligation to indemnify any Person pursuant to this Agreement with respect to any breach of a representation or warranty unless a notice of such breach is given to the Party against whom indemnification is sought on or prior to the last day of the applicable survival period, except that if a Party has a reasonable basis to believe that an indemnifiable claim will arise and gives notice to the other Party concerning such matter within the survival period, then all rights of such Party to seek indemnification with respect to such matter will survive the expiration of such period for a period of 180 days.  If an indemnifiable claim has not arisen prior to the expiration of that 180-day period but the Party continues to have a reasonable basis to believe that an indemnifiable claim will arise and gives notice to such effect to the other party prior to the end of such 180-day period, then all rights of the Party to seek indemnification with respect to such matter will survive for one additional period of 180 days.  If an indemnifiable claim does not arise prior to the end of the second 180-day period, the rights of the Party to seek indemnification will terminate at the expiration thereof.  If a Party is obligated to indemnify another Party against a particular breach, the indemnity obligation shall extend to all Adverse Consequences, whether occurring before or after the survival period.

10.5. Basket and Cap.

10.5.1. Tipping Basket.  AKD, Parent, the AKD Members and the Denali Members (as a group) will have no obligation to indemnify any GCI Indemnitee from and against any Adverse Consequences under Section 10.1 or 10.2 until the GCI Indemnitees (as a group) have suffered Adverse Consequences in the aggregate amount of $100,000 or more arising from, or otherwise related to, directly or indirectly, any of the items set forth in Section 10.1 or 10.2.  If and when the aggregate of such Adverse Consequences exceeds $100,000, the GCI Indemnitees shall be entitled to indemnification against all Adverse Consequences incurred under Section 10.1 or 10.2, including the initial $100,000 of Adverse Consequences.

10.5.2. Indemnification Cap.  The aggregate indemnification obligations of AKD, Parent, the AKD Members and the Denali Members under Sections 10.1 and 10.2 shall not exceed the sum of (x) $16,000,000 plus (y) the aggregate purchase price for the AKD Common Units purchased by GCI from AKD pursuant to Section 2.4.

10.5.3. Exceptions.  Notwithstanding anything to the contrary in this Agreement, there shall be no limitation on any GCI Indemnitee’s right to indemnification from and against any Adverse Consequences arising directly or indirectly out of (a) any breach of any representation, warranty or covenant of AKD, Parent, an AKD Member or a Denali Member that involves an intentional misrepresentation or the commission of fraud by AKD, Parent or such AKD Member or Denali Member or (b) any act or omission or other matter arising prior to Closing that involves a claim by a third party for material misrepresentation, fraud, gross negligence or intentional misconduct, and each GCI Indemnitee shall have all remedies available to it at law and in equity with respect to any such breach, act, omission or matter.

10.6. Defense of Claims.

 The procedures to be followed with respect to the defense and settlement of any claim made by a Third Party which, if true, would give rise to a right on the part of a Party to be indemnified against resulting Adverse Consequences (an “Indemnitee”), in whole or in part, under this Section 10 (a “Claim”) shall be as follows:

(a) Unless in the reasonable judgment of the Party seeking indemnification under this Section 10 (i) there is a conflict between the positions of the Party against whom indemnification is sought under this Section 10 (the “Indemnifying Party”) and the Indemnitee in conducting the defense of such Claim or (ii) legitimate legal or business considerations would require the Indemnitee to defend or respond to such Claim in a manner different from the Indemnifying Party, the Indemnifying Party shall, by giving notice thereof to the Indemnitee confirming the Indemnifying Party’s obligation under this Section 10 to indemnify the Indemnitee in respect of such Claim, be entitled to assume and control such defense with counsel chosen by it.  The Indemnitee shall be entitled to participate therein after such assumption, but the costs of such participation (other than the costs of providing witnesses or documents at the request of the Indemnifying Party or in response to legal process) following such assumption shall be at the expense of the Indemnitee.  Upon assuming such defense, the Indemnifying Party shall have full right to enter into any compromise or settlement which is dispositive of the matter involved; provided that, except for the settlement of a Claim that involves no obligation of the Indemnitee other than the payment of money for which full indemnification is provided hereunder, the Indemnifying Party shall not settle or compromise any Claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed; and provided, further, that the Indemnifying Party may not consent to entry of any judgment or enter into any settlement in respect of a Claim which does not include an unconditional release of the Indemnitee from all liability in respect of such Claim.

(b) With respect to a Claim as to which the Indemnifying Party does not have the right to assume the defense under Section 10.6(a) or shall not have exercised its right to assume the defense, the Indemnitee shall assume and control the defense of such Claim with counsel chosen by it and the Indemnifying Party shall be obligated to pay all reasonable attorneys’ fees and expenses of the Indemnitee incurred in connection with such defense.  The Indemnifying Party shall be entitled to participate in the defense of such Claim at its own expense.  Notwithstanding the foregoing, the Indemnitee shall not be required to defend any Claim under this Section 10.6(b) unless (i) the Indemnifying Party confirms its obligation under this Section 10 to indemnify the Indemnitee in respect of such Claim by written notice to the Indemnitee and (ii) if requested by the Indemnitee, the Indemnifying Party provides reasonable assurance to the Indemnitee of the Indemnifying Party’s financial ability to indemnify the Indemnitee against the costs of defense and any liability that may result from such Claim, including providing a bond or other security therefor if reasonably requested by the Indemnitee.  If the Indemnitee is not required to defend any Claim under the immediately preceding sentence, it shall owe no duties to the Indemnifying Party with respect to such Claim, and may defend, fail to defend or settle such Claim without affecting its right to indemnity hereunder.  If the Indemnitee is required to defend any such Claims under this Section 10.6(b), it shall not settle or compromise the Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(c) If in the reasonable judgment of the Indemnitee it would be materially harmed or otherwise prejudiced by not entering into a proposed settlement or compromise as to which the Indemnifying Party withholds consent, the Indemnitee may enter into such settlement or compromise, but such settlement or compromise shall not be conclusive as to the existence or amount of the liability of the Indemnifying Party to the Indemnitee or any Third Party.

(d) Both the Indemnifying Party and the Indemnitee shall cooperate fully with one another in connection with the defense, compromise or settlement of any Claim, including without limitation making available to the other all pertinent information and witnesses within its control at reasonable intervals during normal business hours.

SECTION 11

TERMINATION

11.1. Right to Terminate.

  The parties may terminate this Agreement as provided below:

(a) GCI, the AKD Members’ Agent and the Denali Members’ Agent may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b) GCI may terminate this Agreement by giving written notice to the AKD Members’ Agent and the Denali Members’ Agent at any time prior to the Closing (i) in the event AKD, any AKD Member or any Denali Member has breached any representation, warranty or covenant contained in this Agreement in a way that would result in the nonfulfillment of the conditions to the obligations of GCI hereunder, GCI has notified such Party of the breach, and the breach has not been cured within 10 days after the notice of breach or such longer period as agreed by the parties or (ii) if the Closing has not occurred on or before June 1, 2007 because of the failure of any condition precedent to the obligations of GCI to consummate the Closing (unless the failure results primarily from GCI breaching any representation, warranty or covenant contained in this Agreement).

(c) The AKD Members’ Agent or the Denali Members’ Agent may terminate this Agreement by giving written notice to GCI at any time prior to the Closing (i) in the event GCI has breached any representation, warranty or covenant contained in this Agreement in a way that would result in the nonfulfillment of the conditions to the obligations of AKD, the AKD Members and the Denali Members hereunder, the AKD Members’ Agent or the Denali Members’ Agent has notified GCI of the breach, and the breach has not been cured within 10 days after the notice of breach or such longer period as agreed by the parties or (ii) if the Closing has not occurred on or before June 1, 2007 because of the failure of any condition precedent to the obligations of AKD, Parent, the AKD Members or the Denali Members to consummate the Closing (unless the failure results primarily from AKD, any AKD Member or any Denali Member breaching any representation, warranty or covenant contained in this Agreement).

11.2. Effect of Termination.

  The termination of this Agreement by a party pursuant to Section 11.1(b) or (c) will in no way limit any obligation or liability of any other Party based on or arising from a breach or default by such other Party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement prior to the termination, and the terminating party will be entitled to seek all relief to which it is entitled under applicable law.

11.3. Specific Performance.

  In view of (a) the complexities and uncertainties in measuring actual damages to be sustained by reason of the failure of a Party to perform this Agreement strictly in accordance with the specific terms hereof, and (b) the uniqueness of the transactions contemplated herein, each of the Parties acknowledges and agrees that: (i) the remedy at law for a breach of this Agreement would be inadequate, and (ii) the other Parties would be irreparably damaged if any Party fails to perform the provisions of this Agreement strictly in accordance with their specific terms.  Therefore, it is expressly agreed that, in addition to any other remedy to which a nonbreaching Party may be entitled, at law or in equity, the nonbreaching Parties shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to specifically enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

SECTION 12

MISCELLANEOUS

12.1. Arbitration.

  The Parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement or any other Transaction Agreement through discussions between the senior management of the Parties.  If these discussions are unsuccessful, the Parties agree that any action asserting a claim by one Party against any other Party or Parties hereto (collectively, the “Disputing Parties”) arising out of or relating to this Agreement or any other Transaction Agreement shall, on the written notice by one Disputing Party to the others, be submitted to binding arbitration to be held in Seattle, Washington.  The arbitration shall be conducted by and in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The Disputing Parties shall hold an initial meeting within thirty (30) days from receipt of notice from the requesting Party of a request for arbitration.  Unless otherwise agreed in writing, they will jointly appoint a mutually acceptable arbitrator not affiliated with any of the Disputing Parties.  If they are unable to agree upon such appointment within thirty (30) days of the initial meeting, the Disputing Parties shall obtain an odd numbered list of not less than five (5) potential arbitrators from the Superior Court for the Third Judicial District, State of Alaska.  Each Disputing Party shall alternatively strike a single name from the list until only one name remains, with such person to be the arbitrator.  The Disputing Party requesting the arbitration shall strike the first name.  Each Disputing Party shall pay an equal share of the costs related to the arbitration, unless the arbitrator’s decision provides otherwise.  Each Disputing Party shall bear its own costs to prepare for and participate in the arbitration.  Each Disputing Party shall produce at the request of any other Disputing Party, at least thirty (30) days in advance of the hearing, all documents to be submitted at the hearing and such other documents as are relevant to the issues or likely to lead to relevant information.  The arbitrator shall promptly render a written decision, in accordance with Alaska law and supported by substantial evidence in the record.  The prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs, charges and expended or incurred therein, if the arbitrator’s decision so provides.  Failure to apply Alaska law, or entry of a decision that is not based on substantial evidence in the record, shall be additional grounds for modifying or vacating an arbitration decision.  Judgment on any arbitration award shall be entered in any court of competent jurisdiction.  In any subsequent arbitration, the decision in any prior arbitration of this Agreement shall not be deemed conclusive of the rights among the parties hereunder.

12.2. Governing Law.

  This Agreement shall be governed by and construed in accordance with the laws of the State of Alaska without giving effect to any choice or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.

12.3. Notices.

  All notices and other communications required or permitted hereunder shall be in writing (including any facsimile transmission or similar writing), and may be given by any means selected by the sender.  Each such notice or other communication shall be effective (i) if sent by facsimile to the recipient’s fax number given below, when such facsimile is transmitted and the sender’s facsimile machine confirms transmission, (ii) if sent by reputable overnight courier to the recipient’s address given below, one Business Day after being delivered to such courier or (iii) if sent by any other means, when actually received.

To GCI:

General Communication, Inc.
2550 Denali Street, Suite 1000
Anchorage, AK 99503
Attention : Corporate Counsel
Fax No. : (907) 868-5676

With a copy to:

General Communication, Inc.
2550 Denali Street, Suite 1000
Anchorage, AK 99503
Attention : General Manager & Executive Vice President
Fax No. : (907) 868-5676

To AKD, Parent or any AKD Member:

Pacificom Holdings, LLC
c/o Wireless Partners
5350 Poplar Avenue, Suite 875
Memphis, TN 38117
Attention: Stephen M. Roberts
Fax No.: (901) 763-3369

With a copy to:

The Bogatin Law Firm, PLC
1661 International Place Drive, Suite 300
Memphis, Tennessee 38120-1431
Attention:  Jack S. Magids
Fax No.  (901) 767-2803

To any Denali Member:

Pacificom Holdings, LLC
c/o Wireless Partners
5350 Poplar Avenue, Suite 875
Memphis, TN 38117
Attention: Stephen M. Roberts
Fax No.: (901) 763-3369

With a copy to:

The Bogatin Law Firm, PLC
1661 International Place Drive, Suite 300
Memphis, Tennessee 38120-1431
Attention:  Jack S. Magids
Fax No.  (901) 767-2803

Any Party may change its address or facsimile number to be used for purposes of this Section 12.3 by notice to the other Parties; provided that no such change shall require any Party to give any notice to any AKD Member other than to the AKD Members’ Agent or to any Denali Member other than to the Denali Members’ Agent.

12.4. Entire Agreement, Assignability, Etc.

  This Agreement (including the Schedules and Exhibits attached hereto) (i) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the transactions and matters contemplated hereby, including the Amended and Restated Memorandum of Understanding dated January 26, 2006 among GCI, AKD and Denali, as amended, and (ii) is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.  No Party may assign its rights or delegate its duties under this Agreement without the consent of the other Parties, and any purported assignment or delegation without such consent shall be null and void.

12.5. Counterparts.

  This Agreement may be executed in any number of counterparts, no one of which need be signed by all Parties, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  This Agreement may be executed or delivered by facsimile.

12.6. Representations as to Knowledge.

  Whenever any statement in this Agreement is made “to its knowledge” or words of similar intent or effect, (a) an individual will be deemed to have knowledge of a particular fact or other matter if (i) that individual is actually aware of that fact or matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement; and (b) a Person (other than an individual) will be deemed to have knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, general partner, registered agent, general manager, director of engineering, executor or trustee of that Person (or in any similar capacity) has, or at any time had, knowledge of that fact or other matter (as set forth in (i) and (ii) above), and any such individual (and any Party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

12.7. Headings, Terms.

  The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.  Defined terms are applicable to both singular and plural forms.  All pronouns will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require.  The singular or plural includes the other, as the context requires or permits.  The word include (and any variation) is used in an illustrative sense rather than a limiting sense.  The word day means a calendar day.  All references to “Sections” are to sections of this Agreement unless indicated otherwise.

12.8. Amendments.

  This Agreement may be amended only by a written instrument signed by GCI, the AKD Members’ Agent and the Denali Members’ Agent.

12.9. Waivers.

  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the Party against whom such waiver is asserted.

12.10. Severability.

  The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms and provisions hereof.

12.11. Remedies Cumulative.

  Subject to Section 12.1, all remedies of the Parties under this Agreement or any other Transaction Agreement are cumulative with each other and with any other remedies available at law, in equity or by contract.  Any decision to pursue one remedy shall not prevent a Party from pursuing any other remedy at the same or any subsequent time.

12.12. Expenses.

  Except as otherwise provided in this Agreement, each Party will bear all costs and expenses (including all legal, accounting ad tax related fees and expenses) incurred by it in connection with this Agreement and the transactions contemplated hereby.

12.13. Construction.

  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The Parties intend that each representation, warranty and covenant contained herein will have independent significance.  If any Party breaches any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

12.14. AKD Members’ Agent and Denali Members’ Agent.

  Pacificom shall act as the “AKD Members’ Agent,” and Pacificom shall act as the Denali Members’ Agent under this Agreement.  Parent and each AKD Member hereby authorizes and appoints the AKD Members’ Agent, and each Denali Member hereby authorizes and appoints the Denali Members’ Agent, as his or its exclusive agent and attorney-in-fact to act on behalf of such Person with respect to all matters which are the subject of this Agreement, including, without limitation, (a) receiving or giving all notices, instructions, other communications, consents or agreements that may be necessary, required or given hereunder, (b) agreeing to any amendment of this Agreement or any other Transaction Agreement or waiving any right or remedy of Parent and the AKD Members or the Denali Members (as the case may be) hereunder or thereunder, and (c) asserting, settling, compromising, waiving or defending, or determining not to assert, settle, compromise or defend, (i) any claim which Parent or any AKD Member or Denali Member (as the case may be) may assert, or have the right to assert, against GCI, or (ii) any claim which GCI may assert, or have the right to assert, against Parent or any AKD Member or any Denali Member (as the case may be).  Neither Parent nor any AKD Member shall act with respect to any of the matters which are the subject of this Agreement except through the AKD Members’ Agent, and no Denali Member shall act with respect to any of the matters which are the subject of this Agreement except though the Denali Members’ Agent.

12.15. Incorporation of Exhibits.

  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.16. No Tax Advice.

  Each Party hereby acknowledges that any tax advice express or implicit in the provisions of this Agreement is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties that may be imposed on any taxpayer by the Internal Revenue Service.  Each Party should seek advice based on its particular circumstances from an independent tax advisor.

IN WITNESS WHEREOF, the Parties have duly executed this Reorganization Agreement as of the date first above written.

GENERAL COMMUNICATION, INC.

By:  /s/ William C. Behnke
Name:  William C. Behnke
Title:  Senior Vice President

ALASKA DIGITEL, LLC

By:  /s/ William M Yardell, III
Name:  William M Yardell, III
Title:  President

AKD HOLDINGS, LLC

By:   /s/ William M Yardell, III
Name:  William M Yardell, III
Title:  President

PACIFICOM HOLDINGS, LLC

By:  /s/ William M Yardell, III
Name:  William M Yardell, III
Title:  Chief Manager

RED RIVER WIRELESS, LLC

By:   /s/ William M Yardell, III
Name:  William M Yardell, III
Title: Chief Manager

GRAYSTONE HOLDINGS, LLC

By:  /s/ J. Michael Keenan
Name:  J. Michael Keenan
Title:  Exec V.P.